Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 7, 2012

by and among

MEDICAL ACTION INDUSTRIES INC.

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

CITIBANK, N.A.

as Syndication Agent

and

HSBC BANK USA, N.A., SOVEREIGN BANK, N.A. and WELLS FARGO BANK, N.A.

as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES

Schedule 1.01	—	Commitments
Schedule 2.06	—	Existing Letters of Credit
Schedule 4.12	—	Environmental Matters
Schedule I	—	Subsidiaries
Schedule II	—	Permitted Indebtedness (post closing)
Schedule III	—	Existing Liens
Schedule IV	—	Existing Guarantees
Schedule V	—	Material Contracts

EXHIBITS

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Term Note
Exhibit C	—	Form of Swingline Note
Exhibit D	—	[Intentionally Omitted]
Exhibit E	—	[Intentionally Omitted]
Exhibit F	—	Form of Opinion of Counsel
Exhibit G	—	Form of Assignment and Acceptance Agreement
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Borrowing Base Certificate
Exhibit J-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit J-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit J-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit J-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 7, 2012 by and among MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), the LENDERS which from time to time are parties to this Agreement (individually, a “Lender” and, collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., a New York banking corporation as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are currently party to the Amended and Restated Credit Agreement, dated as of August 27, 2010 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Credit Agreement”).

WHEREAS, the Company, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Prior Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Prior Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Company.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Prior Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Prior Credit Agreement and re-evidence the obligations and liabilities of the Company and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Company and the Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Prior Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Closing Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company, the Administrative Agent, the Lenders and the Issuing Lender hereby agree that the Prior Credit Agreement shall be, and hereby is, amended and restated in its entirety and the Company, the Administrative Agent, the Lenders and the Issuing Lender hereby further agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Definitions. As used herein, the following words and terms shall have the following meanings:

“Account” shall have the meaning set forth in Article 9 of the UCC.

“Account Debtor” shall mean any Person obligated on an Account.

“Adjusted Libor Loans” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders under this Agreement or its successor Administrative Agent permitted pursuant to Section 9.08.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Credit Exposure” shall mean on the date of determination thereof, the aggregate of the Credit Exposures of all the Lenders at such time.

“Aggregate Outstandings” shall mean on the date of determination thereof, the sum of (a) the total LC Exposure of all the Lenders at such time, plus (b) the aggregate outstanding principal amount of the Revolving Credit Loans at such time, plus (c) the aggregate outstanding principal amount of all Swingline Loans at such time.

“Agreement” shall mean this Second Amended and Restated Credit Agreement dated as of June 7, 2012, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Reserve Adjusted Libor for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Reserve Adjusted Libor for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Libor shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Reserve Adjusted Libor, respectively.

“Alternate Base Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.

“Applicable Margin” shall mean (a) with respect to an Adjusted Libor Loan, 4.00%, (b) with respect to an Alternate Base Rate Loan, 3.00% and (c) with respect to calculation of the unused fee described in Section 3.04(a) hereof, 0.625%.

“Applicable Prepayment Percentage” means (i) 100 % with respect to any event described in clauses (a), (b) and (d) of the definition of “Prepayment Event” and (ii) 50% with respect to any event described in clause (c) of the definition of “Prepayment Event”.

“Asset Sale” shall mean a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback,

assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions of all or any part of the Company’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the equity interests of any of the Company’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) equipment or other assets (including leases or subleases of real property) sold, replaced, abandoned, leased or otherwise disposed of that are obsolete, worn-out, condemned or are no longer used or useful in the business of the Company or any of its Subsidiaries, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, or (iv) the use or transfer of cash and cash equivalents in a manner that is not prohibited by the terms of this Agreement.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance entered into by a Lender and an assignee in accordance with Section 10.05 hereof, in the form attached hereto as Exhibit G or any other form approved by the Administrative Agent.

“Avid Medical” shall mean Avid Medical, Inc., a Delaware corporation.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” shall mean any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Eligible Accounts of the Loan Parties at such time minus, without duplication of Accounts otherwise deducted as ineligible in determining Eligible Accounts, the Dilution Reserve, plus (b) the lesser of (i) 60% of the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis at such time and (ii) the product of 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Eligible Inventory of the Loan Parties, valued at the lower of cost or market value, determined on a first-in-first-out basis at such time, plus (c) the PP&E Component at such time, plus (d) the Specified Overadvance Amount at such time. The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of the Company, in substantially the form of Exhibit I hereto or another form which is reasonably acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.

“Brentwood Mortgage” shall mean the Mortgage and Security Agreement dated as of April 7, 2009, by Expressway Drive in favor of the Administrative Agent with respect to the Brentwood Premises, as the same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.

“Brentwood Premises” shall mean the real property and improvements located at 500 Expressway Drive South, Brentwood, New York, as more particularly described in the Brentwood Mortgage.

“Business Day” shall mean (a) any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Adjusted Libor Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Expenditures” shall mean additions to property and equipment of the Company and the Guarantors (including, without limitation, fixed assets acquired under Capital Leases) which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items which would be reflected in the Consolidated statement of cash flow of the Company and its Subsidiaries, including without limitation, property and equipment which are the subject of Capital Leases. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with Generally Accepted Accounting Principles.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reasons to constitute a majority of the Board of Directors of the Company; or (iii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Company (or securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors.

“Closing Date” shall mean June 7, 2012.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Security Documents and any and all other property of the Company or any Guarantor, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Mortgage” shall mean a Mortgage and Security Agreement by Town of Islip Industrial Development Agency in favor of the Administrative Agent with respect to the Brentwood Premises, in form and substance satisfactory to the Administrative Agent and the Lenders.

“Commercial Letter of Credit” shall mean any sight letter of credit or time letter of credit issued for the account of a Person for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company in the ordinary course of the Company’s business.

“Commitment” shall mean, with respect to each Lender, the sum of such Lender’s Revolving Credit Commitment and Term Loan Commitment. The amount of each Lender’s Commitment as of the Closing Date is set forth on Schedule 1.01, or in the Assignment and Acceptance Agreement or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Proportion” shall mean, with respect to each Lender at the time of determination, (a) with respect to Revolving Credit Loans, LC Exposure or Swingline Loans, the ratio, expressed as a percentage, which such Lender’s Revolving Credit Commitments bear to the Total Revolving Credit Commitment, or, if the Revolving Credit Commitments have expired or have been terminated, the ratio, expressed as a percentage, which the aggregate principal amount of the Revolving Credit Loans outstanding of such Lender bears to the Aggregate Outstandings at such time; provided that, in the case of Section 2.07 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the calculation, and (b) with respect to Term Loans, the ratio, expressed as a percentage, which such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders at such time, or, if the Term Loan Commitments have expired or have been terminated, the ratio, expressed as a percentage, which the aggregate principal amount of the Term Loans outstanding of such Lender bears to the aggregate outstanding principal balance of all Term Loans of all Lenders at such time.

“Company” shall have the meaning set forth in the preamble hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.

“Credit Exposure” shall mean, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Company.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date to the extent established by the Administrative Agent in its Permitted Discretion, the applicable Dilution Ratio (which in no event shall exceed 5.0%) multiplied by the Eligible Accounts.

“Document” shall have the meaning set forth in Article 9 of the UCC.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America

“Domestic Subsidiary” shall mean any Subsidiary of the Company organized under the laws of any state of the United States of America.

“EBITDA” shall mean for any period, Net Income (or net loss) for such period, plus the sum, without duplication, of (a) interest expense for such period, (b) depreciation and amortization expense for such period, (c) all income taxes to any government or governmental instrumentality expensed on the Company’s books (whether paid or accrued) for such period, (d) all extraordinary or unusual losses for such period, (e) non-cash charges for such period and (f) all fees, costs and expenses in respect of (A) CRG Partners Group LLC and Deloitte & Touche LLP, (B) appraisals and field examinations in respect of the Collateral, and (C) financial advisors, in each case incurred or reimbursable in such period in connection with this Agreement in an aggregate amount not to exceed $2,000,000 during the term of this Agreement and (g) all fees, costs and expenses in respect of legal counsel incurred or reimbursable in such period in connection with this Agreement, minus the sum of (i) interest income for such period, (ii) all extraordinary or unusual gains for such period, (iii) any other non-cash income for such period and (iv) any cash payment made during such period with respect to the items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expense or loss was reflected as a charge on the financial statements of the Company, in each case, determined for the Company and its Subsidiaries on a Consolidated basis in accordance with Generally Accepted Accounting applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters next preceding the date of calculation thereof (except as such calculation may be made in respect of a shorter period as contemplated by Section 7.13(b)).

For the avoidance of doubt, EBITDA shall be calculated without giving effect to any non-cash effects included in post-closing reported results resulting from purchase accounting.

“EBITDAR” shall mean, for any period, EBITDA plus, to the extent deducted from revenues in determining Net Income, Rental Expense, calculated for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles on a Consolidated basis for such period.

“Eligible Accounts” shall mean, at any time, the Accounts of any Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible for purposes of the Borrowing Base. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c)(i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor, or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect;

(f) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party or if such Account was invoiced more than once;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(j) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer or director of any Loan Party or any of its Affiliates; provided, Custom Healthcare Systems, Inc. shall not be deemed to be an Affiliate of any Loan Party or any employee, officer or director of any Loan Party or any of its Affiliates solely for the purposes of this clause (n);

(o) which, when aggregated with other Accounts owing by such Account Debtor, exceeds 10% of the aggregate Eligible Accounts (or such higher percentage as the Administrative Agent may establish for such Account Debtor from time to time); provided that Accounts owing by Cardinal Health, Inc. and its Affiliates and Owens & Minor, Inc. and its Affiliates shall not be subject to the foregoing concentration limit;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;

(t) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Eligible Equipment” shall mean the Equipment owned by a Loan Party and meeting each of the following requirements:

(a) such Loan Party has good title to such Equipment;

(b) such Loan Party has the right to subject such Equipment to a Lien in favor of the Administrative Agent; such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of the Administrative Agent);

(c) the full purchase price for such Equipment has been paid by such Loan Party;

(d) such Equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien in favor of the Administrative Agent, or (ii) leased by such Loan Party where the lessor has delivered to the Administrative Agent a Collateral Access Agreement;

(e) such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business of such Loan Party;

(f) such Equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment; and

(g) such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located.

“Eligible Inventory” shall mean, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible for purposes of the Borrowing Base. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, determined by the Administrative Agent in its Permitted Discretion, to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect and which does not conform to all standards imposed by any applicable Governmental Authority;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers unless such Inventory is In-Transit Inventory;

(h) which is located in any location leased by the applicable Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) such Inventory is In-Transit Inventory;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) such Inventory is In-Transit Inventory;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor unless such Inventory is In-Transit Inventory;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by the applicable Loan Party as consignor;

(m) which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n) which is not reflected in a current perpetual inventory report of the applicable Loan Party; or

(o) for which reclamation rights have been asserted by the seller.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Investments” shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) money market mutual funds having assets not less than $2,500,000,000; or (d) commercial paper, or any other short-term liquid investment, in each case, rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Group, respectively; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Ratings Group or Moody’s Investor Services, Inc.

“Eligible Real Property” shall mean the real property owned by the Loan Parties (i) that is acceptable in the Permitted Discretion of the Administrative Agent for inclusion in the Borrowing Base, (ii) in respect of which an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent, (iii) in respect of which the Administrative Agent is satisfied that all actions necessary in order to create a perfected first priority Lien on such real property have been taken, including the filing and recording of Mortgages and the delivery of Mortgage Instruments, (iv) in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance satisfactory to the Lenders and which does not indicate any pending, threatened or existing Environmental Liability or noncompliance with any Environmental Law, (v) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Administrative Agent, insuring that the Administrative Agent, for the benefit of the Lenders and other Secured Parties, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, and (vi) if required by the Administrative Agent: (A) an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to Administrative Agent and the issuer of the title insurance policy in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Administrative Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; (B) in respect of which local counsel for the applicable Loan Party(ies) in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Administrative Agent; and (C) in respect of which the Company shall have used its reasonable best efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as the Administrative Agent may deem necessary or desirable, together with evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create perfected first priority Liens on the property described in the Mortgages have been taken.

“Environmental Law” shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability

Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that, together with the Company, would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning set forth in Article VIII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.09(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Officer” shall mean any of the President, the Chief Executive Officer, Chief Operating Officer or the Secretary of the Company or any Guarantor, as applicable.

“Existing Letters of Credit” shall have the meaning set forth in Section 2.06(a).

“Existing Revolving Loans” shall have the meaning set forth in Section 2.01.

“Existing Term Loans” shall have the meaning set forth in Section 2.03.

“Expressway Drive” shall mean 500 Expressway Drive South, LLC, a Delaware limited liability company.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean the Chief Financial Officer or Controller of the Company or Guarantor, as applicable.

“Fixed Charge Coverage Ratio” shall mean the ratio of (1) EBITDAR minus unfinanced Capital Expenditures, minus tax expense paid in cash to (2) the current portion of Total Debt, plus interest expense paid in cash, plus Rental Expense. Each of the foregoing categories shall be measured on a Consolidated basis for the Company and its Subsidiaries and shall be calculated in accordance with Generally Accepted Accounting Principles consistently applied and shall be calculated (without duplication) for the four fiscal quarters then most recently ended, except for the current portion of Total Debt, which shall each be calculated for the next succeeding four fiscal quarters. The current portion of Total Debt shall be deemed to be (i) $9,000,000 as of the fiscal quarter ending June 30, 2013, (ii) $9,500,000 as of the fiscal quarter ending September 30, 2013, (iii) $9,750,000 as of the fiscal quarter ending December 31, 2013 and (iv) $10,000,000 as of the fiscal quarter ending March 31, 2014 and each fiscal quarter thereafter.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“Foreign Lender” means (a) if the Company is a U.S. Person, a Lender, with respect to the Company, that is not a U.S. Person, and (b) if the Company is not a U.S. Person, a Lender, with respect to the Company, that is resident or organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.

“Generally Accepted Accounting Principles” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean MAI Acquisition Corp., Medegen Newco, LLC, Medegen Medical Products, LLC, Avid Medical, Expressway Drive and each other Domestic Subsidiary who, from time to time hereafter, is required to execute a Guaranty in accordance with Section 6.13 hereof; provided such Subsidiary’s status as a Guarantor shall be effective as of the date of such execution.

“Guaranty” shall mean the Amended and Restated Guaranty, dated as of August 27, 2010, by and among each Guarantor party thereto and the Administrative Agent, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, pollutants, contaminants or chemicals regulated under any applicable Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction (including floors, caps and collars) or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services (other than accrued expenses incurred in the ordinary course of business); (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptance; and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit. Notwithstanding the foregoing, in connection with the purchase by the Company of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within sixty (60) days thereafter.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan (other than a Swingline Loan), the last day of each calendar quarter, during the term hereof; (b) as to any Adjusted Libor Loan, the last day of the Interest Period applicable thereto and, if such Interest Period exceeds three months, the date that falls three months after the beginning of such Interest Period and quarterly thereafter, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid; provided that, “Interest Payment Date” shall include, as to any Loan, the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any Adjusted Libor Loan:

(a) initially, the period commencing on the date such Adjusted Libor Loan is made and ending one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as selected by the Company in its notice of borrowing or in its notice of conversion from an Alternate Base Rate Loan, in each case, in accordance with the terms of Articles II and III hereof; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Adjusted Libor Loan and ending one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as selected by the Company by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such Adjusted Libor Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Adjusted Libor Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv) no more than eight (8) Interest Periods may exist at any one time; and

(v) the Company shall select Interest Periods so as not to require a payment or prepayment of any Adjusted Libor Loan during an Interest Period for such Adjusted Libor Loan.

“In-Transit Inventory” means up to, at any time, $1,000,000 of Inventory in the aggregate owned by a Loan Party that does not qualify as Eligible Inventory solely because it is in transit to a customer of a Loan Party so long as title to such Inventory is held by a Loan Party.

“Inventory” shall have the meaning set forth in Article 9 of the UCC.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Commitment Proportion of the total LC Exposure at such time.

“Lender Party” shall mean the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Lenders” shall have the meaning set forth in the preamble hereto. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” shall mean each Standby Letter of Credit and Commercial Letter of Credit issued by the Issuing Lender for the account of the Company pursuant to the terms of this Agreement.

“LIBO Rate” shall mean, with respect to any Adjusted Libor Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Adjusted Libor Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Guaranties, the Pledge Agreements, and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means, collectively, the Company and the Guarantors.

“Loans” shall mean, collectively, the Revolving Credit Loans, the Term Loans and the Swing Loans made by the Lenders to the Company pursuant to this Agreement.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, assets, property or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Contract” shall mean each contract, instrument or agreement other than forward purchase contracts for resin (a) to which the Company or any Guarantor is a party and which requires the payment during the term thereof in excess of $5,000,000 (other than any such contract, instrument or agreement entered into by the Company or any Guarantor with a group purchasing organization), or (b) entered into by the Company or any Guarantor with a group purchasing organization which requires the payment during the term thereof in excess of $10,000,000.

“Mortgage” shall mean each mortgage, deed of trust or other agreement (including, without limitation, the Brentwood Mortgage and the Collateral Mortgage) which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on real property of the Company or any Guarantor, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” shall mean such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Net Income” shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries on a Consolidated basis, for such period, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” shall have the meaning set forth in Section 10.04(d).

“Non-Domestic Subsidiary” shall mean any Subsidiary of the Company not organized under the laws of any state of the United States of America.

“Notes” shall mean, collectively, the Revolving Credit Notes, the Term Notes and the Swingline Note.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company to the Lenders, the Issuing Lender and the Administrative Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or relating to this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, and all fees, costs, expenses and indemnity obligations of the Company and the Administrative Agent hereunder, or under any other Loan Document.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 10.05(b).

“Participant Register” has the meaning assigned to such term in Section 10.05(b).

“Payment Office” shall mean the Administrative Agent’s office located at 395 North Service Road, Melville, New York 11747 or such other office as the Administrative Agent may designate from time to time and, with respect to the Issuing Lender, its office located at 395 North Service Road, Melville, New York 11747, or such other office as the Administrative Agent or Issuing Lender may designate from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (n) of Section 7.02.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of the Company, any Guarantor or an ERISA Affiliate on account of such employees’ employment by the Company, such Guarantor or an ERISA Affiliate.

“Pledge Agreements” shall mean such pledge agreements or other documents, as may be required in order to grant to the Administrative Agent (for the benefit of the Secured Parties) a security interest in 65% of the issued and outstanding shares of stock or other ownership interest of any Non-Domestic Subsidiary, substantially in the form attached as Exhibit H hereto.

“PP&E Component” means, at the time of any determination, an amount equal to the sum of (a) 75% of the fair market value of the Loan Parties’ Eligible Real Property at such time, plus (b) 75% of the Net Orderly Liquidation Value of the Loan Parties’ Eligible Equipment at such time.

“Prepayment Event” shall mean:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Company or any Guarantor, other than dispositions described in Section 7.04;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party with a fair value immediately prior to such event equal to or greater than $500,000;

(c) the issuance by the Company of any equity interests, or the receipt by the Company of any capital contribution; or

(d) the incurrence by the Company or any Guarantor of any Indebtedness, other than Indebtedness permitted under Section 7.01.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreement” shall have the meaning ascribed to such term in the recitals hereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned to such term in Section 10.05(d).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rental Expense” shall mean, for any period, the aggregate fixed amounts payable by the Company and its Subsidiaries under any operating leases, calculated on a Consolidated basis for the Company and its Subsidiaries for such period in accordance with Generally Accepted Accounting Principles.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Company, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean, at any time, but subject to Section 2.07(b), Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Reserve Adjusted Libor” shall mean, with respect to the Interest Period pertaining to an Adjusted Libor Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans and Swingline Loans to the Company, to acquire participations in Letters of Credit and to acquire participations in Swingline Loans, in an aggregate amount not to exceed the amount set forth on Schedule 1.01 hereto as its “Revolving Credit Commitment”, or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable, as such amounts may be adjusted in accordance with the terms of this Agreement. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Closing Date is $25,000,000.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean June 30, 2014.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans, its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a).

“Revolving Credit Notes” shall have the meaning set forth in Section 2.02.

“Secured Hedging Provider” shall mean any Lender or Affiliate of a Lender that is a party to a Hedging Agreement with the Company or any Subsidiary and that entered into such Hedging Agreement while such Person was, or before such Person became, a Lender or an Affiliate of a Lender, as the case may be.

“Secured Obligations” shall mean all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and the Issuing Lender in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Lender and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Hedging Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each indemnified party under Section 10.03 in respect of the obligations and liabilities of the Company to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Security Agreement” shall mean the Amended and Restated Security Agreement, dated as of August 27, 2010, by and among the Company and each of the Guarantors party thereto and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, the Collateral Mortgage, the Brentwood Mortgage, any other Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Solvent” shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

“Specified Overadvance Amount” shall mean $28,500,000, and such amount shall be immediately, concurrently and permanently reduced (i) in a one-time amount determined by the Administrative Agent in its Permitted Discretion in consultation with the Company based on the results of the initial appraisals of Collateral, (ii) on a dollar-for-dollar basis in respect of the amount of any repayment or prepayment of principal of the Term Loans after the Closing Date and (iii) on a dollar-for-dollar basis in respect of the amount of any permanent reduction in the Revolving Credit Commitment after the Closing Date.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of the Company and which may be drawn on only upon the failure of the Company to perform such obligation or other contingency.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Adjusted Libor Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior final payment in full of the obligations of the Company to the Lenders and the Issuing Lender hereunder and under any other Loan Document on terms satisfactory to and approved in writing by the Required Lenders.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Swap Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Agreements permitted hereunder with a Secured Hedging Provider, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Hedging Agreement transaction; provided, however, that “Swap Obligations” shall not include any additional transactions or confirmations pursuant to a Hedging Agreement, with respect to which the related Secured Hedging Provider (i) ceases to be a Lender or an Affiliate of a Lender or (ii) assigns its rights and obligations thereunder to another Person that is neither a Lender nor an Affiliate of a Lender, in each case, for so long as such Person is not a Lender or an Affiliate of a Lender.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Proportion of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.05.

“Swingline Note” shall have the meaning set forth in Section 2.05(e) hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.03 hereof. The aggregate outstanding principal amount of the Terms Loans on the Closing Date is $51,000,000.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans to the Company in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 hereto (as its “Term Loan Commitment”), or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. As of the Closing Date, the Term Loan Commitment of each Lender is $0 and the aggregate amount of Term Loan Commitments is $0.

“Term Loan Maturity Date” shall mean June 30, 2014.

“Term Note” shall have the meaning set forth in Section 2.01.

“Total Debt” shall mean, without duplication, all (i) indebtedness or liability for borrowed money; (ii) the deferred purchase price of property (excluding trade obligations but including earn-out obligations reflected on the consolidated balance sheet of the Company and its Subsidiaries); (iii) obligations as a lessee under capital leases; and (iv) obligations to reimburse a letter of credit issuer for draws under letters of credit, all as determined on a Consolidated basis for the Company and its Subsidiaries, all in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time.

“Type” shall mean, as to any Loan, its status as an Alternate Base Rate Loan or an Adjusted Libor Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unused Fee Rate” shall mean the unused fee rate set forth in clause (c) of the definition of Applicable Margin.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.09(f)(ii)(B)(3).

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary. The word “will” shall be construed to have the same meaning in effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

SECTION 1.03 Accounting Terms; Generally Accepted Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Generally Accepted Accounting Principles, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof (including any amendment to any defined term) to eliminate the effect of any change occurring after the date hereof in Generally Accepted Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Generally Accepted Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Generally Accepted Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other

Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04 Status of Secured Obligations. In the event that the Company or any Guarantor shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such Guarantor to take all such actions as shall be reasonably necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be reasonably required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.05 Amendment and Restatement of the Prior Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 5.01, the terms and provisions of the Prior Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All loans made and obligations incurred under the Prior Credit Agreement which are outstanding on the Closing Date (after giving effect the repayment of the Existing Term Loans and any other loans and obligations under the Prior Credit Agreement on the Closing Date) shall continue as Loans and Secured Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Prior Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement and (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Secured Obligations under this Agreement and the other Loan Documents.

ARTICLE II

LOANS AND LETTERS OF CREDITS

SECTION 2.01 Revolving Credit Loans.

(a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company from time to time during the Revolving Credit Commitment Period, in an aggregate principal amount that will not, after giving effect to any such Revolving Credit Loan, result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) the Aggregate Outstandings exceeding the Total Revolving Credit Commitments or (iii) the Aggregate Credit Exposure exceeding the Borrowing Base. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loans may be (x) Adjusted Libor Loans, (y) Alternate Base Rate Loans or (z) a combination thereof. Prior to the Closing Date, certain revolving loans were previously made to the Company under the Prior Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding revolving loans being hereinafter referred to as the “Existing Revolving Loans”). Subject to the terms and conditions set forth in this Agreement, the Company and each of the Lenders agree that on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Section 5.01, the Existing Revolving Loans shall be reevidenced as Revolving Credit Loans under this Agreement and the terms of the Existing Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement.

(b) The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 p.m., New York, New York time, three Business Days prior to the date of each proposed Adjusted Libor Loan under this Section 2.01 or prior to 12:00 p.m. New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) the initial Interest Period if an Adjusted Libor Loan, and (iv) the proposed Borrowing Date. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Except for borrowings which utilize the full remaining amount of the Total Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $100,000 in excess thereof. Each borrowing of an Adjusted Libor Loan shall be in an amount not less than $500,000 or whole multiples of $100,000 in excess thereof.

(c) The Company shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent to terminate the Total Revolving Credit Commitment or from time to time to permanently reduce the amount of the Total Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, (i) any Lender’s Revolving Credit Exposure would exceed such Lender’s Revolving Credit Commitment or (ii) the Aggregate Outstandings would exceed the Total Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Adjusted Libor Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 as a result of such termination or reduction. Any such reduction shall be in the amount of $100,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect.

(d) The several agreements of the Lenders to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder, including, without limitation, amounts due in respect of Letters of Credit.

SECTION 2.02 Revolving Credit Note. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Company (individually, a “Revolving Credit Note” and collectively the “Revolving Credit Notes”), substantially in the form attached hereto as Exhibit A, each appropriately completed, duly executed and delivered on behalf of the Company and payable to such Lender in a principal amount equal to the unpaid principal amount of the Revolving Credit Loans made by such Lender. Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01. Each Lender is authorized to record the date, Type and amount of each Revolving Credit

Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in such Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by such Lender in accordance with the terms of its Revolving Credit Note and this Agreement. Subject to Section 10.05(d), the Revolving Credit Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent manifest error.

SECTION 2.03 Term Loan. The Term Loan Commitments were completely and permanently cancelled and terminated prior to the Closing Date, and there is no commitment or any other requirement for any Lender to fund any term loan or Term Loan hereunder on or after the Closing Date. Prior to the Closing Date, certain term loans were previously made to the Company under the Prior Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding term loans being hereinafter referred to as the “Existing Term Loans”). The Company and each of the Lenders agree that on the Closing Date, the Existing Term Loans shall be reevidenced as “Term Loans” collectively and a “Term Loan” individually under this Agreement and the terms of the Existing Term Loans shall be restated in their entirety and shall be evidenced by this Agreement. The total outstanding principal amount of all such Term Loans, as well as the outstanding principal amount of the Term Loans of each Lender, in each case as of the Closing Date, is set forth on Schedule 1.01.

SECTION 2.04 Term Note. The Term Loan made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit B hereto, with appropriate insertions (individually, a “Term Note” and, collectively, the “Term Notes”) payable to such Lender and representing the obligation of the Company to pay the unpaid principal amount of the term Loan of such Lender with interest thereon as prescribed in Section 3.01. Each Lender is authorized to record the Type of its Term Loan and the date and amount of each payment or prepayment of principal thereof in such Lender’s records or on the grid schedule annexed to the Term Note; provided, however, that the failure of a Lender to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay the Term Loan made by such Lender in accordance with the terms of its Term Note and this Agreement. Subject to Section 10.05(d), the Term Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent manifest error. Each Term Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date and (c) be payable as to principal in quarterly installments beginning on September 30, 2012. The Company shall make principal payments in respect of the Term Loans on each date set forth below and in the aggregate principal amount set forth opposite such date:

Date	Amount
September 30, 2012	$1,000,000
December 31, 2012	$1,000,000
March 31, 2013	$1,000,000
June 30, 2013	$2,000,000
September 30, 2013	$2,000,000
December 31, 2013	$2,250,000
March 31, 2014	$2,250,000
June 30, 2014	$39,500,000

To the extent not previously repaid, the aggregate unpaid principal amount under the Term Loans shall be paid in full by the Company on the Term Loan Maturity Date. The amount of such quarterly principal payments as well as the payment on the Term Loan Maturity Date received by each Lender on each date shall be the amount of each Lender’s Commitment Proportion of the aggregate principal amount being paid on such date. Each Term Note shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 3.01.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Company from time to time during the Revolving Credit Commitment Period, in an aggregate principal amount at any time outstanding that will not, after giving effect to any such Swingline Loan, result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,500,000, (ii) the sum of the total Revolving Credit Exposures exceeding the Total Revolving Credit Commitment, (iii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (iv) the Aggregate Credit Exposure exceeding the Borrowing Base. To the extent elected to be made by the Swingline Lender, within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be an Alternate Base Rate Loan and each borrowing of a Swingline Loan shall be in an amount not less than $100,000 or, if greater, whole multiples of $100,000 in excess thereof. The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Commitment Termination Date and within ten (10) Business Day after the date such Swingline Loan is made.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall if it elects to make a Swingline Loan, make such Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender or by wire transfer to such other account specified in writing in advance by the Company (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Commitment Proportion of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Commitment Proportion of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Total Revolving Credit Commitment, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 3.11 with respect to Loans made by such Lender (and Section 3.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

(d) The agreement of the Swingline Lender to make Swingline Loans pursuant to this Section 2.05 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay the Swingline Lender or the Administrative Agent, as applicable, in full the principal amount of the Swingline Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

(e) The Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Company (the “Swingline Note”), substantially in the form attached hereto as Exhibit C, appropriately completed, duly executed and delivered on behalf of the Company and payable to the Swingline Lender in a principal amount equal to the Swingline Commitment. The Swingline Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date, and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 hereof. The Swingline Lender is authorized to record the date and amount of each Swingline Loan and the date and amount of each payment or prepayment of principal of each Swingline Loan in the Swingline Lender’s records or on the grid schedule annexed to the Swingline Note; provided, however, that the failure of the Swingline Lender to set forth each such Swingline Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Swingline Loan made by the Swingline Lender in accordance with the terms of the Swingline Note and this Agreement. Subject to Section 10.05(d), the Swingline Note, the grid schedule and the books and records of the Swingline Lender shall constitute presumptive evidence of the information so recorded absent demonstrable error.

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the

Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Company also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, (iii) no Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment and (iv) the Aggregate Credit Exposure shall not exceed the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date; provided that, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Company and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above); provided, further, that a Letter of Credit may expire up to one year beyond the Revolving Credit Commitment Termination Date so long as the Company cash collateralizes 105% of the face amount of such Letter of Credit on the date of issuance or renewal or extension of such Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Commitment Proportion of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Commitment Proportion of each LC Disbursement made by the Issuing Lender and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $100,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 or 2.05 that such payment be financed with an Revolving Credit Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loan or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Commitment Proportion thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Commitment Proportion of the payment then due from the Company, in the same manner as provided in Section 3.11 with respect to Loans made by such Lender (and Section 3.11 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of an Revolving Credit Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.01(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.04. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (g) or (h) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the

Administrative Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings, if any, with respect thereto and to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 3.04;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Proportions but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.04(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.04(a) and Section 3.04(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Proportions; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 3.04(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.07(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.07(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Proportion.

ARTICLE III

PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;

FEES AND PAYMENTS

SECTION 3.01 Interest Rate; Continuation and Conversion of Loans.

(a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Each Adjusted Libor Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of an Event of Default (excluding any defaulted payment which is addressed in clause (d) below), the outstanding principal amount of the Loans, shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.

(d) If the Company shall default in the payment of the principal of, or interest on, any portion of any Loan or any other amount becoming due hereunder, including, without limitation, reimbursement of drawings under Letters of Credit, whether with respect to interest, fees, expenses or otherwise, the Company shall on demand from time to time pay additional interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) calculated as follows: the amount of such past due payment of principal, interest, fees or expenses times (a) 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate times (b) the number of days that such payment is past due, determined on a year of 360 days.

(e) The Company may elect from time to time to convert outstanding Loans from Adjusted Libor Loans to Alternate Base Rate Loans by giving the Administrative Agent at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Adjusted Libor Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 as a result of such conversion. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. The Company may elect from time to time to convert outstanding Loans from Alternate Base Rate Loans to Adjusted Libor Loans by giving the Administrative Agent irrevocable written notice of such election not later than 1:00 p.m. New York, New York time, three Business Days prior to the date of the proposed conversion. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $500,000 or whole multiples of $100,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing. Any conversion to or from Adjusted Libor Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Adjusted Libor Loans having the same Interest Period shall not be less than $500,000. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(f) Any Adjusted Libor Loan in a minimum principal amount of $500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that, if the Administrative Agent (at the request of the Required Lenders) so notifies the Company, no Adjusted Libor Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period in effect when the Administrative Agent is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(g) If the Company shall fail to select the duration of any Interest Period for any Adjusted Libor Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.

(h) No Loan may be funded as an Adjusted Libor Loan or converted to or continued as an Adjusted Libor Loan with an Interest Period that extends beyond the Revolving Credit Commitment Termination Date, with respect to the Revolving Credit Loans, or the Term Loan Maturity Date, with respect to the Term Loan.

(i) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days (except that interest computed by reference to the

Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year)) and shall be payable for the actual days elapsed. Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent demonstrable error, be conclusive and binding for all purposes.

(j) Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to a Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender. In each such event payments of interest required to be paid to such Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by such Lender. If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to any Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.

SECTION 3.02 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be solely used to finance the working capital needs and general corporate purposes of the Company in the ordinary course of business. The Swingline Loans shall be used by the Company for general working capital and other corporate purposes. Commercial Letters of Credit shall be issued by the Issuing Lender hereunder for the account of the Company and shall be issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company in the ordinary course of its business. Standby Letters of Credit shall be issued by the Issuing Lender for the account of the Company and shall be issued for purposes in connection with, and in the ordinary course of, the business of the Company consistent with historical purposes of standby letters of credit issued for the account of the Company prior to the date hereof.

SECTION 3.03 Prepayments.

(a) The Company may, at any time and from time to time, prepay the then outstanding Loans, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Adjusted Libor Loans, or 11:00 a.m. New York, New York time one Business Day before the date of prepayment with respect to Alternate Base Rate Loans (including a Swingline Loan). Each notice shall be irrevocable and shall specify the date and amount of repayment and whether such repayment is of the Revolving Credit Loans or the Term Loan and whether such repayment is of Adjusted Libor Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of repayment allocable to each; provided that, a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. If such notice is given and not revoked, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 of (x) Alternate Base Rate Loans shall be in a principal amount of $100,000 or whole multiples of $100,000 in excess thereof and (y) of Adjusted LIBOR Loans shall be in a principal amount of $500,000 or whole multiples of $500,000 in excess thereof.

(b) Each prepayment of principal of a Loan pursuant to this Section 3.03 (including clauses (c) and (d) below) shall be accompanied by accrued interest to the date prepaid on the amount prepaid and all amounts, if any, due pursuant to Section 3.08 hereof. Prepayments shall be applied first to prepay the outstanding principal balance of the Term Loan (to the remaining scheduled principal installments set forth in the table in Section 2.04 in the inverse order of maturity) and then to reduce the outstanding principal balance of the Revolving Credit Loans. Prepayments of the Term Loan may not be reborrowed. Partial prepayments of any Loan shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods. Prepayments of Adjusted Libor Loans shall be accompanied by the amounts, if any, due pursuant to Section 3.08.

(c) In the event the Aggregate Credit Exposure exceeds the Borrowing Base, the Company shall prepay Loans in an aggregate amount equal to such excess.

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any of its Subsidiaries in respect of any Prepayment Event, the Company shall, within two (2) Business Days after such Net Proceeds are received by the Company or any of its Subsidiaries, prepay the Obligations as set forth in Section 3.03(b) above in an aggregate amount equal to the Applicable Prepayment Percentage of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Company shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Company or any of its Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 90 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Company or any of its Subsidiaries, and certifying that no Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided that, to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 90-day period (or committed to be applied by the end of the 90 day period and applied within 90 days after the end of such 90 day period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

SECTION 3.04 Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender a commitment fee on the average daily unused portion of such Lender’s Revolving Credit Commitment(calculated without giving effect to any Swingline Exposure) from the Closing Date until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Unused Fee Rate, based upon a year of 360 days, payable quarterly, in arrears, on the last day of each December, March, June, and September of each year, commencing June 30, 2012, on the Revolving Credit Commitment Termination Date, and on each date the Revolving Credit Commitment is permanently reduced in whole or in part; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Adjusted Libor Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Lender a fronting fee equal to one-quarter of one percent (0.25%) of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay to the Issuing Lender, on demand, in addition to the amounts set forth in clause (b) all standard fees and commissions charged by the Issuing Lender with respect to the issuance and maintenance of letters of credit, (including, without limitation, amendments to letters of credit) which fees and commissions are provided for in schedules available from the Issuing Lender, and which fees and commissions may change from time to time without notice to the Company.

(d) The Company agrees to pay the Administrative Agent for the Administrative Agent’s own account, such agency, syndication and other fees as separately agreed between the Administrative Agent and the Company.

SECTION 3.05 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company absent manifest error) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of an Adjusted Libor Loan, (b) an Adjusted Libor Loan that will result from the requested conversion of an Alternate Base Rate Loan into an Adjusted Libor Loan, or (c) the continuation of an Adjusted Libor Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Administrative Agent notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notification will be provided as promptly as practicable after such circumstances no longer exist), the Company shall not have the right to request or continue an Adjusted Libor Loan or to convert an Alternate Base Rate Loan to an Adjusted Libor Loan.

SECTION 3.06 Illegality. Notwithstanding any other provisions herein, if any introduction of or change, on or after the date hereof, in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Adjusted Libor Loans as contemplated by this Agreement, such Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Agent, which notice the Administrative Agent shall promptly transmit to the Company and the other Lenders and (a) the commitment of such Lender to make and to allow conversion to or continuations of Adjusted Libor Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Adjusted Libor Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Adjusted Libor Loans or, within such earlier period as may be required by law. The Company shall pay to such Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

SECTION 3.07 Increased Costs.

(a) In the event that any introduction of or change, on or after the date hereof, in any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i) shall subject the Administrative Agent, any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender; or

(iii) shall impose on any Lender or the Issuing Lender any other condition, cost or expense, or change therein;

and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to increase the cost to the Administrative Agent, such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Creditor or to reduce any amount receivable hereunder, in each case by an amount which the Administrative Agent, such Lender or the Issuing Lender reasonably deems material, then, in any such case, following the delivery of the certificate contemplated by clause (c) of this Section, the Company shall pay the Administrative Agent, such Lender or the Issuing Lender, such additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate the Administrative Agent, such Lender or the Issuing Lender for such increased costs or reduction. It is understood and agreed that, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are in each case deemed to have gone into effect and adopted after the date of this Agreement.

(b) If any Lender or the Issuing Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any

Lender or the Issuing Lender (or any lending office of any Lender or the Issuing Lender) or any Lender’s or the Issuing Lender’s holding company, with any request or directive regarding capital adequacy or liquidity (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender or the Issuing Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender or the Issuing Lender to be material, then from time to time following the delivery of the certificate contemplated by clause (c) of this Section, the Company shall pay to such Lender, the additional amount or amounts as such Lender or the Issuing Lender shall have determined will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender holding company for such reduction. Such Lender’s or the Issuing Lender’s determination of such amounts shall be conclusive and binding on the Company absent manifest error.

(c) A certificate of (a) the applicable Lender or the Issuing Lender setting forth the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be conclusive absent manifest error. The Company shall pay any Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) In the event any Lender or the Issuing Lender shall be entitled to compensation pursuant to Section 3.07(a) or Section 3.07(b), it shall notify the Administrative Agent and Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion; provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the adoption, change or compliance giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s, as the case may be, intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 3.08 Indemnity. The Company agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur, including, without limitation, interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain Adjusted Libor Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Adjusted Libor Loan, (b) default by the Company to accept or make a borrowing of an Adjusted Libor Loan or a conversion into or continuation of an Adjusted Libor Loan after the Company have requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Adjusted Libor Loan after the Company gives notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of an Adjusted Libor Loan or the making of any conversion of an Adjusted Libor Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. A certificate of a Lender setting forth such amounts and the basis therefore and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any certificate within ten days after receipt thereof. This Section 3.08 shall survive termination of this Agreement and payment of the Secured Obligations.

SECTION 3.09 Taxes.

(a) Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 3.09) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.09, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.09(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.09 (including by the payment of additional amounts pursuant to this Section 3.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g)

the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 3.09, the term “Lender” includes any Issuing Lender.

SECTION 3.10 Pro Rata Treatment and Payments.

(a) Each borrowing by the Company from the Lenders, each conversion of a Loan pursuant to Section 3.01(e) or continuation of a Loan pursuant to Section 3.01(f), each payment by the Company on account of any fee (other than with respect to fees for the account of the Administrative Agent and the Issuing Lender described in Section 3.04, reimbursements by the Company to the Issuing Lender with respect to drawings under Letters of Credit pursuant to Section 2.06 and payments to the Swingline Lender of Swingline Loans) and any reduction of the Revolving Credit Commitments of the Lenders hereunder shall be made pro rata according to the respective Commitment Proportions of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified in Sections 2.06(e) and Section 3.04) at the Payment Office of the Administrative Agent in Dollars in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of each Lender’s portion of such payment to such Lender for the account of its lending office. The Administrative Agent may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Administrative Agent. The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit to the Company’s accounts at any office of the Issuing Lender. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 3.11(b) or 9.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable judgment.

SECTION 3.11 Funding and Disbursements of Loans.

(a) Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account of such office and the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds in an amount equal to such Lender’s Commitment Proportion of the borrowing on such Borrowing Date, provided that Swingline Loans shall be made as provided in Section 2.05. Unless any applicable condition specified in Article V has not been satisfied, the amount so received by the Administrative Agent will be made available to the Company (i) at the Payment Office by crediting the account of the Company, or (ii) by wire transfer to such other account specified in writing in advance by the Company, in each case, with such amount and in like funds as received by the Administrative Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, then the Administrative Agent shall apply such proceeds for such purpose to extent necessary and credit the balance, if any, to the Company’s account; provided further that Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent manifest error. Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Company may have against any Lender as a result of any default by such Lender hereunder.

SECTION 3.12 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.07, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.09, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.07 or 3.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable, documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.07, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.09, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and, subject to the last two sentences of this Section, such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 10.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Lender), which consent or consents, as applicable, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.07 or payments required to be made pursuant to Section 3.09, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Nothing in this Section shall be deemed to prejudice any right that the Company or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, the Issuing Lender and each Lender to enter into this Agreement and to make the financial accommodations herein provided for, the Company represents and warrants to the Administrative Agent, the Issuing Lender and each Lender that:

SECTION 4.01 Organization Powers. The Company (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the corporate power to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, the power to obtain extensions of credit hereunder and to execute and deliver the Notes. Each Guarantor is or will be, as applicable, a corporation, limited liability company or limited partnership (as indicated on Schedule I hereto) duly organized or formed, as applicable, validly existing and in good standing under the laws of the state of its incorporation or formation, (b) has the power and authority to own or lease its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party.

SECTION 4.02 Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings hereunder, and the execution and delivery by each of the Guarantors of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate action (including any necessary partner, member or shareholder action), (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any Guarantor, any rule or regulation of any Governmental Authority, or the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws, or other organizational documents, as applicable, of any Guarantor or (ii) any order of any court or other Governmental Authority binding on the Company or any Guarantor or any indenture, material agreement or other material instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of their respective properties are bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. Each of this Agreement and the other Loan Documents to which the Company or any Guarantor is a party constitutes a legal, valid and binding obligation of the Company and/or such Guarantors, as the case may be, and is enforceable against the Company and/or such Guarantors, as the case may be, in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03 Financial Condition.

(a) The Company has heretofore furnished to the Agent and each Lender (i) the audited balance sheet of the Company and the related audited statements of income, retained earnings and cash flow of the Company audited by Grant Thornton LLP, independent certified public accountants, for the fiscal year ended March 31, 2011, and (ii) the management-prepared balance sheet of the Company and the related statements of income, retained earnings and cash flow for the three month periods ended June 30, 2011, September 30, 2011 and December 31, 2011. Such financial statements were prepared in conformity with Generally Accepted Accounting Principles, applied on a consistent basis, and fairly present the financial condition and results of operations of the Company as of the date of such financial statements and for the periods to which they relate, subject to normal year-end adjustments and, since March 31, 2012, no Material Adverse Effect has occurred. The Company shall deliver to the Administrative Agent, with a copy for each Lender, a certificate of the Financial Officer of the Company to that effect on the Closing Date. Other than obligations and liabilities arising in the ordinary course of business since March 31, 2011 there are no obligations or liabilities contingent or otherwise, of the Company which are not reflected or disclosed on such audited statements.

(b) The Company and its Subsidiaries on a Consolidated basis are Solvent and immediately after giving effect to each respective Loan and each other extension of credit contemplated by this Agreement and the execution of each Loan Document, will be Solvent.

SECTION 4.04 Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Company and each Guarantor have been discharged or reserved against in accordance with Generally Accepted Accounting Principles. The Company and each Guarantor has filed or caused to be filed all federal and all material state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

SECTION 4.05 Title to Properties. The Company and each Guarantor has good title to, or valid leasehold interests in, or easements or other limited property interests in, all of its real properties and has good and marketable title to its personal property reflected on the financial statements referred to in Section 4.03 hereof, except for (i) such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses, or in the ordinary course of business, and (ii) defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. All such properties and assets are free and clear of all Liens other than (i) Permitted Liens or (ii) Liens arising by operation of law (which Liens, in the case of this clause (ii), do not materially interfere with the ability of the relevant Person to carry on its business as now conducted or to utilize the affected properties for their intended purposes).

SECTION 4.06 Litigation. (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Guarantor) pending or, to the knowledge of the Company, threatened or affecting against the Company or any Guarantor at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which could reasonably be expected to result in a Material Adverse Effect; and (b) neither the Company nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07 Agreements. Neither the Company nor any Guarantor is a party to any agreement or instrument or, with respect to the Company, subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Compliance with ERISA. Except as could not be reasonably likely to result in a Material Adverse Effect, either singly or in the aggregate, (a) each Plan is in compliance with ERISA; (b) no Plan is insolvent or in reorganization; (c) no Plan or Plans have an Unfunded Current Liability; (d) no Plan has an accumulated or waived funding deficiency; (e) no Reportable Event has occurred with respect to any Plan; (f) neither the Company, any Guarantor, nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA, or reasonably expects to incur any liability under any of the foregoing sections, on account of the prior termination of participation in or contributions to any such Plan; (g) no proceedings have been instituted to terminate any Plan; (h) to the Company’s knowledge, no condition exists which could reasonably be expected to present a risk to the Company, any Guarantor or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; (i) no lien imposed under the Code or ERISA on the assets of the Company, any Guarantor or any of its ERISA Affiliates exists or is likely to arise on account of any Plan; and (j) the Company and each Guarantor may terminate contributions to any other employee benefit plans maintained by it without incurring any material liability to any Person interested therein.

SECTION 4.09 Federal Reserve Regulations; Use of Proceeds.

(a) Neither the Company nor any Guarantor is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(c) The proceeds of each Loan shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10 Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor, or with the execution and delivery of other Loan Documents to which it is a party or with respect to the Company, the borrowings hereunder, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents.

SECTION 4.11 Subsidiaries. Attached hereto as Schedule I is a correct and complete list of all Subsidiaries of the Company, as of the date hereof, showing as to each Subsidiary, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and the ownership of each such entity (including the percentage of the ownership interest held by each such entity). The shareholders of the Company and their respective percentage ownership in the Company are identified on Schedule I.

SECTION 4.12 Hazardous Materials. Except as set forth on Schedule 4.12 hereof, or as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and each Guarantor is in compliance with all applicable Environmental Laws, neither the Company nor any Guarantor has used Hazardous Materials on, from, or affecting any property now owned or occupied or previously owned or occupied by the Company or any Guarantor in any manner which violates any applicable Environmental Law, and to the knowledge of the Company, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in violation of any applicable Environmental Law.

SECTION 4.13 Investment Company Act. Neither the Company nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.15 Material Contracts. All Material Contracts are disclosed on Schedule V hereto. Each such Material Contract is in full force and effect and is binding upon and enforceable against the Company and, to the Company’s knowledge, all other parties thereto in accordance with its terms, and there exists no default under any Material Contract by the Company or by any other party thereto which has not been fully cured or waived.

SECTION 4.16 Permits and Licenses. The Company and each Guarantor has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.17 Compliance with Law. The Company and each Guarantor is in compliance, with all laws, rules, regulations, orders and decrees which are applicable to the Company or such Guarantor, or to any of their respective properties, which the failure to comply with could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.18 Security Documents. Each Security Document executed by the Company or a Guarantor shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Administrative Agent for the ratable benefit of the Secured Parties to the extent required pursuant to the Security Documents, prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.

SECTION 4.19 Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement (other than any financial projections, forecasts or estimates) furnished to the Lenders by or on behalf of the Company or any Guarantor for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading at such time in light of the circumstances in which they were made. Any financial projections, forecasts or estimates furnished to the Lenders by or on behalf of the Company or any Guarantor are based upon reasonable estimates and assumptions in light of the circumstances under which they were made, have been prepared in good faith on the basis of the assumptions stated therein and reflect the reasonable estimates of the Company of the results of operations and other information projected therein. Without limiting the foregoing representation and warranty, any forward looking statements contained in such financial projections, forecasts or estimates are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which cannot be anticipated. Accordingly, future events and actual results, financial or otherwise, could differ materially from those set forth in such financial projections, forecasts or estimates or contemplated by the forward looking statements contained therein.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01 Conditions to Initial Extension of Credit. The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder, including the initial Loans, is subject to the following conditions precedent:

(a) Notes. On or prior to the Closing Date, the Administrative Agent shall have received a Revolving Credit Note and a Term Note for the account of each Lender and the Swingline Note for the account of the Swingline Lender.

(b) Reaffirmation. On or prior to the Closing Date, the Administrative Agent shall have received a counterpart of a reaffirmation of the Loan Documents duly executed by the Company and each Guarantor.

(c) Opinion of Counsel. On or prior to the Closing Date, the Administrative Agent shall have received a written opinion of counsel for the Company dated the Closing Date and addressed to the Administrative Agent and each Lender, substantially in the form of Exhibit F attached hereto.

(d) Supporting Documents. On or prior to the Closing Date, the Administrative Agent shall have received, (i) a certificate of good standing for the Company from the secretary of state of the state of its organizational jurisdiction dated as of a recent date; (ii) certified copies of the charter documents of the Company; (iii) a certificate of an authorized officer or member of the Company dated the Closing Date and certifying: (x) that the charter documents of Person have not been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) that attached thereto is a true and complete copy of resolutions adopted by the board of directors or members, as applicable, of such Person authorizing the execution, delivery and performance of each Loan Document to which it is a party; and (z) the incumbency and specimen signature of each officer or member of such Person executing each Loan Document to which it is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer or member of such Person as to the incumbency and signature of the Person executing such certificate; and (iv) such other customary documents as the Administrative Agent may have reasonably requested within a reasonable period prior to the Closing Date.

(e) Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate dated the Closing Date, executed by an Executive Officer confirming compliance with the conditions set forth in clauses (a) and (b) of Section 5.02 and certifying that, since March 31, 2012, no Material Adverse Effect has occurred.

(f) Assets Free from Liens. Prior to the Closing Date, the Administrative Agent shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company and each Guarantor are free and clear of all Liens except Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Fees and Expenses. On or prior to the Closing Date, the Administrative Agent shall have received the fees payable on the Closing Date pursuant to Section 3.04(d) and reimbursement of expenses in accordance with Section 10.03(b).

(h) 2012 Annual Financial Statement. The Administrative Agent shall have received from the Company a draft of the consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ending March 31, 2012 as well as drafts of the related consolidated statements of income, shareholders’ equity and cash flow for such fiscal year.

(i) Term Loan Repayment. On the Closing Date, the Company shall make a payment in respect of the Term Loans in an amount sufficient to reduce the outstanding aggregate principal amount of the Term Loans to $51,000,000 or less.

SECTION 5.02 Conditions to All Extensions of Credit. The obligation of each Lender to make each Loan hereunder and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan, are subject to the conditions precedent set forth in Section 5.01 and the following conditions precedent:

(a) Representations and Warranties. The representations and warranties by the Company and each Guarantor, if any, pursuant to this Agreement and the Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of the Borrowing Date (or if stated to have been made solely as of an earlier date, were true and correct in all material respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.

(c) Availability. After giving effect to any requested Revolving Credit Loan, (i) the Aggregate Outstandings shall not exceed the Total Revolving Credit Commitment then in effect and (ii) the Aggregate Credit Exposure shall not exceed the Borrowing Base.

(d) Additional Documentation. With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Administrative Agent shall have received the documents and instruments requested by the Issuing Lender in accordance with Section 2.06 hereof.

Each borrowing hereunder shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of Section 5.02 are true and correct on and as of the Borrowing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Administrative Agent, the Issuing Lender and the Lenders that so long as the Commitments remain in effect, any of the principal of or interest on the Notes or any other Obligations (other than Unliquidated Obligations) hereunder shall be unpaid, or any Letter of Credit remains outstanding (unless cash collateralized or supported by a letter of credit, in each case, on terms and conditions (and in the case of a letter of credit, by an issuer) reasonably satisfactory to the Administrative Agent), it will, and will cause each Guarantor to:

SECTION 6.01 Existence, Properties, Insurance. Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate or limited liability existence as applicable, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names that are material to the conduct of its business (except as such would otherwise reasonably expire or be abandoned or permitted to lapse in the ordinary course of business) and preserve all of its property material to the normal conduct of its business, and keep the same in good repair, working order and condition, except for ordinary wear and tear and casualty and condemnation, and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business and as are reasonably satisfactory to the Administrative Agent. Each such policy of insurance of the Company and any Guarantor shall be reasonably satisfactory to the Administrative Agent and shall name the Administrative Agent as loss payee, mortgagee and additional insured, as applicable, and shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies. The Company shall provide to the Administrative Agent promptly upon receipt thereof evidence of the annual renewal of each such policy and such evidence shall be reasonably satisfactory to the Administrative Agent.

SECTION 6.02 Payment of Indebtedness and Taxes. (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, and (b) pay and discharge or cause to be paid and discharged promptly all Taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, in the case of either clause (a) or (b) above, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such indebtedness, obligations, Tax, assessment, charge, levy or claim so long as (i) the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (ii) the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such indebtedness, obligation, tax, assessment, charge, levy or claim so contested, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; further, provided that, subject to the foregoing proviso, the Company and each Guarantor shall pay or cause to be paid all such Taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03 Financial Statements, Reports, etc. Furnish to the Administrative Agent (for distribution to each Lender):

(a) within ninety (90) days of the end of each fiscal year of the Company, or such earlier date on which the following is required to be filed with the Securities and Exchange Commission, a copy of the audited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related audited Consolidated statements of income, shareholders’ equity and cash flow for such year, setting forth in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of independent certified public accountants of recognized standing selected by the Company and satisfactory to the Administrative Agent and the Required Lenders (the “Auditor”), which report shall be unqualified; and which statements shall be prepared in accordance with Generally Accepted Accounting Principles, applied on a consistent basis; provided that, the requirements of this Section 6.03(a) shall be deemed satisfied by delivery to each Lender within the time period specified above of an electronic copy of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) which includes the financial statements described in this Section 6.03(a) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission;

(b) as soon as available, but in any event not later than 45 days after the end of each first, second and third fiscal quarter of the Company, a copy of the Consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarter and the related Consolidated interim statements of income, shareholders’ equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, prepared by management of the Company in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, and accompanied by a certificate to that effect executed by the Financial Officer of the Company; provided that, the requirements of this Section 6.03(b) shall be deemed satisfied by delivery to each Lender within the time period specified above of an electronic copy of the Company’s Quarterly Report on Form 10-Q for such fiscal quarter, which includes the financial statements described in this Section 6.03(b), prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission;

(c) a certificate prepared and signed by the Financial Officer with each delivery required by clauses (a) and (b), (i) certifying as to whether or not, as of the close of such preceding period, a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth, as of the close of such preceding period, reasonably detailed calculations demonstrating compliance of financial covenants and quantitative negative covenants;

(d) as soon as available in any event not later than 20 days after the end of each fiscal month of the Company, a copy of the Consolidated balance sheet of the Company and its

Subsidiaries as of the end of each such month and the related Consolidated interim statements of income, shareholders’ equity and cash flow for such month and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, prepared by management of the Company in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, and accompanied by a certificate to that effect executed by the Financial Officer of the Company;

(e) at all times indicated in clause (a) above a copy of the management letter, if any, prepared by the Auditor;

(f) promptly after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Company or any Guarantor shall file with the Securities and Exchange Commission or shall send to its shareholders, provided that if such documents and information are available on or through the Company’s website, the Company may comply with this clause (f) by delivering a notice to the Lenders setting forth a written reference to such documents and information to be found on or through such website;

(g) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any materially adverse action to be taken by such agency;

(h) as soon as available, but in any event not more than twenty (20) days after the end of each fiscal quarter of the Company, an updated copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each month following the end of such fiscal quarter through the Term Loan Maturity Date, in a form reasonably satisfactory to the Administrative Agent;

(i) no later than sixty (60) days after the Closing Date (or such later date as may be approved from time to time by the Administrative Agent in its sole discretion), a timetable by which benchmarks relating to operations and other restructuring steps are to be attained, which timetable shall be prepared by the Company in consultation with Deloitte & Touche LLP and shall be in form and substance reasonably satisfactory to the Administrative Agent;

(j) no later than the first Wednesday following the end of each calendar week ending after the Closing Date, a cash flow projection for the Company for the forthcoming thirteen-week period on a week-by-week basis, in a form reasonably satisfactory to the Administrative Agent;

(k) no later than each of the 15th day and the last Business Day of each fiscal month of the Company for the first three months following the Company’s engagement of Deloitte & Touche LLP (or such other financial advisor as is engaged in compliance with Section 6.15), and thereafter, no later than the last Business Day of each fiscal month of the Company, a report from Deloitte & Touche LLP (or such other advisor) in a form reasonably satisfactory to the Administrative Agent and, to the extent the timetable specified in clause (i) above has been delivered, accompanied by a progress report demonstrating implementation of the benchmarks specified in such timetable specified in clause (i) above;

(l) as soon as practicable following the Closing Date and thereafter, within 15 days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the

Administrative Agent may reasonably request; and the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the PP&E Component, (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, and (iv) in the event that the value of such assets is otherwise impaired, as determined in the Administrative Agent’s Permitted Discretion;

(m) at such times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) a detailed aging of each Loan Party’s Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing each Loan Party’s Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Company are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by such Loan Party since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by such Loan Party and complaints and claims made against such Loan Party);

(iii) a worksheet of calculations prepared by each Loan Party to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of each Loan Party’s Accounts and Inventory between (A) the amounts shown in such Loan Party’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (l) above as of such date; and

(v) a reconciliation of the loan balance per each Loan Party’s general ledger to the loan balance under this Agreement; and

(n) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Company or the Guarantors as any Lender may reasonably request.

Notwithstanding anything to the contrary herein if, at any time, the Company shall create, establish or acquire any Subsidiary, all financial statements and other information to be provided to the Administrative Agent and the Lenders pursuant to this Section 6.03 shall be prepared on a consolidated basis with respect to the Company and such Subsidiary or Subsidiaries, as applicable.

SECTION 6.04 Books and Records; Access to Premises. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of the Company and each of the Guarantors. At any time upon reasonable prior notice to the Company and during normal business hours, permit the Administrative Agent or any agent or representative thereof, to examine and request copies of and abstracts from the books and records of such information which such Lender reasonably deems is necessary or desirable (including, without limitation, the financial records of the Company and each Guarantor) and to visit the properties of the Company and each Guarantor and to discuss the affairs, finances and accounts of the Company and each Guarantor with any of their executive officers or independent accountants and permit the Administrative Agent or any agent or representative thereof, to examine and audit the inventory and accounts receivable of the Company, provided that, subject to Sections 6.16 and 6.17, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall only conduct one audit in each fiscal year of the Company. The Company shall pay, upon demand, the costs, expenses and charges incurred by the Administrative Agent or its agents and representatives in connection with any such examination and audits in accordance with Section 10.03 hereof, provided that, subject to Sections 6.16 and 6.17, so long as no Default or Event of Default shall have occurred, the Company shall pay for the costs, expenses and charges of only one such asset audit per year.

SECTION 6.05 Notice of Adverse Change. Promptly notify the Administrative Agent in writing of (a) any change in the business or the operations of the Company or any Guarantor which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06 Notice of Default. Promptly notify the Administrative Agent of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action, if any, which is proposed to be taken with respect thereto.

SECTION 6.07 Notice of Litigation. Promptly notify the Administrative Agent of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08 Notice of Default in Other Agreements. Promptly notify the Administrative Agent of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Notice of ERISA Event. Promptly deliver to the Administrative Agent a certificate of the Financial Officer of the Company setting forth details as to such occurrence and such action, if any, which the Company, a Guarantor or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect to any of the following: (a) that a Reportable Event has occurred with respect to a Plan; (b) that an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 431 of the Code with respect to a Plan; (c) that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (d) that a Lien has been imposed under ERISA with respect to any Plan due to an Unfunded Current Liability; (e) that proceedings have been instituted to terminate a Plan; (f) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; or (g) that the Company, any Guarantor or any ERISA Affiliate has incurred any liability to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to each Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. Any certificates or notices delivered to each Lender pursuant to the first sentence hereof and copies of annual reports required to be delivered to each Lender hereunder shall be delivered to each Lender no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or any Guarantor.

SECTION 6.10 Notice of Environmental Law Violations. Promptly notify the Administrative Agent of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company or any Guarantor relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11 Notice Regarding Material Contracts. Promptly notify the Administrative Agent of (a) any termination, material amendment, material supplement or other material modification of any Material Contract and (b) the occurrence of a default by the Company or any Guarantor, or by any other party to any Material Contract of which the Company is aware.

SECTION 6.12 Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13 Subsidiaries; Further Assurances. Subject to applicable law and any exceptions set forth in the Security Agreement, the Company or a Guarantor, as appropriate, shall (a) concurrently with the creation, establishment or acquisition of a Non-Domestic Subsidiary, (i) execute a Pledge Agreement (or such other agreement as shall be reasonably required by the Administrative Agent), as applicable, with respect to not more than 65% of the capital stock of each Subsidiary of such Person which is or becomes a Non-Domestic Subsidiary, and (ii) deliver an opinion of counsel addressed to the Administrative Agent and each Lender that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Non-Domestic Subsidiary, and (b) concurrently with the creation, establishment or acquisition of any Domestic Subsidiary, (i) cause such Domestic Subsidiary to execute a joinder to each of the Guaranty and the Security Agreement, (ii) deliver a favorable written opinion of counsel addressed to the Administrative Agent and each Lender, with respect to such Domestic Subsidiary and with respect to the documents required to be executed by such Domestic Subsidiary pursuant to this Section 6.13, substantially in the form attached hereto as Exhibit F, and (iii) provide to each Lender the supporting documents identified in clauses (i), (ii), and (iii) of Section 5.01(d) hereof in each case with respect to such Domestic Subsidiary. In addition, the Company will, and will cause each Guarantor to, within sixty (60) days of the Closing Date (or such later date as the Administrative Agent may agree to in its reasonable discretion), deliver Mortgages and Mortgage Instruments with respect to each parcel of real property owned by the Company or such Guarantor. In no event shall the Company be required to pledge any of the assets of a Subsidiary of the Company that is a controlled foreign corporation, as defined in Section 957(a) of the Code, including, but not limited, to the stock of any Subsidiary of the Company held directly or indirectly by any such Subsidiary.

SECTION 6.14 Environmental Laws. Comply in all material respects with the requirements of all applicable Environmental Laws, provide to the Lenders all documentation in connection with such compliance that the Lenders may reasonably request, and defend, indemnify, and hold harmless the Administrative Agent and each Lender and their respective employees, agents, officers, and directors (each, an “indemnified person”), from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Company or any Guarantor; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws by the Company or any Guarantor, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses, but excluding for each of the aforementioned, any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent incurred by reason of the gross negligence or willful misconduct of an indemnified person.

SECTION 6.15 Engagement of Financial Advisor. The Company shall continue to engage Deloitte and Touche, LLC, or such other Person as the Administrative Agent approves in its reasonable discretion (the “Company Financial Advisor”), as a financial advisor to oversee the implementation of the recommendations of CRG Partners Group LLC set forth in its 2013 Budget Assessment and Operational Overview, dated May 4, 2012, with respect to the Company and its Subsidiaries. It is understood and agreed that the Company Financial Advisor shall be and remain the agent of the Company and not of the Administrative Agent or the Lenders and shall not have any authority to act for, or on behalf of, the Administrative Agent or the Lenders in any matter whatsoever; provided that the Company Financial Advisor will be permitted to hold direct conversations with the Administrative Agent and the Lenders.

SECTION 6.16 Appraisals. At any time that the Administrative Agent requests, the Company shall, and shall cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of its inventory, equipment and real property from an appraiser selected and engaged by the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations, and prepared on a basis reasonably satisfactory to the Administrative Agent; provided that no more than two (2) appraisals in each calendar year will be conducted so long as no Default or Event of Default has occurred and is continuing. For the purposes of this Section 6.16, it is understood and agreed that a single appraisal may consist of examinations conducted at multiple relevant sites and involve one or more of the Company and its Subsidiaries and their respective assets. All such appraisals shall be at the sole expense of the Company.

SECTION 6.17 Field Examinations. At any time that the Administrative Agent requests, the Company shall, and shall cause each Subsidiary to, permit, upon reasonable prior notice during normal business hours, the Administrative Agent to conduct a field examination to ensure the adequacy of Collateral; provided that no more than two (2) field examinations in each calendar year will be conducted so long as no Default or Event of Default has occurred and is continuing. For the purposes of this Section 6.17, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more of the Company and its Guarantors and their respective assets. All such field examinations shall be at the sole expense of the Company.

SECTION 6.18 Accounts. The Company shall cause its, and shall cause each of the other Loan Parties’, deposit accounts and securities accounts (as such terms are defined in the UCC)

either (i) to be subject to a first priority perfected Lien in favor of the Administrative Agent or (ii) to be swept daily into a deposit account or securities account that is subject to a first priority perfected Lien in favor of the Administrative Agent, and in each case, to the extent requested by the Administrative Agent, such Liens shall be perfected pursuant to control agreements reasonably acceptable to the Administrative Agent and the Company; provided however, that the foregoing requirements shall not apply to (x) escrow accounts, (y) accounts exclusively used for payroll, payroll taxes or employee benefits and (z) accounts with deposit or investment balances of less than $100,000 in the aggregate at any one time.

ARTICLE VII

NEGATIVE COVENANTS

The Company covenants and agrees that so long as the Commitments remain in effect, any of the principal of or interest on any Note or any other Obligations (other than Unliquidated Obligations) hereunder shall be unpaid, or any Letter of Credit remains outstanding (unless cash collateralized or supported by a letter of credit, in each case, on terms and conditions (and in the case of a letter of credit, by an issuer) reasonably satisfactory to the Administrative Agent), it will not, and will not cause or permit any Guarantor, directly or indirectly, to:

SECTION 7.01 Indebtedness . Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a) Indebtedness incurred prior to the date hereof as described on Schedule II attached hereto and any refinancings, refundings, renewals or extensions thereof with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(b) Indebtedness for trade payables, accrued taxes and expenses, liabilities or other obligations incurred in the ordinary course of business; provided that, such payables, taxes, expenses, liabilities, or other obligations are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with Generally Accepted Accounting Principles;

(c) Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(d) Subordinated Indebtedness; provided, however, that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Subordinated Indebtedness;

(e) Indebtedness secured by purchase money liens and Capital Leases; provided that, the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f) Indebtedness owing by the Company to any Guarantor or from any Guarantor to the Company or any other Guarantor;

(g) Indebtedness constituting insurance premiums to Persons providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

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(h) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, and obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business; provided that, the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $5,000,000 at any time outstanding;

(i) Indebtedness of any Person that becomes a Guarantor after the date hereof and extensions, refinancings, refundings, replacements and renewals of any such Indebtedness; provided that (i) such Indebtedness exists at the time such Person becomes a Guarantor and is not created in contemplation of or in connection with such Person becoming a Guarantor, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $5,000,000 at any time outstanding;

(j) Indebtedness under Hedging Agreements permitted hereunder;

(k) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case arising in the ordinary course of business in connection with deposit accounts;

(l) the Secured Obligations;

(m) [Intentionally Omitted];

(n) forward buys of resin entered into by the Company or any Guarantor in the ordinary course of business and not for purposes of speculation; and

(o) other unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

SECTION 7.02 Liens . Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a) Liens existing on the date hereof as set forth on Schedule III attached hereto; provided that (i) each such Lien shall not apply to any other property or asset of the Company or any Guarantor, (ii) the direct or any contingent obligor with respect thereto is not changed and (iii) each such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or the Guarantors in accordance with Generally Accepted Accounting Principles;

(c) carriers’, operators’, vendors’, workers’, warehousemens’, mechanics’, suppliers’, landlord’s Liens, construction or other like Liens arising in the ordinary course of business or incident to the development, operation and maintenance of the properties, each of which is in respect of obligations that are (i) not overdue for a period of more than thirty (30) days or (ii) being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the collateral subject to the Security Documents, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or the Guarantors in accordance with Generally Accepted Accounting Principles;

(d) workmen’s compensation, unemployment insurance, social security and old age pension laws or public liability obligations;

(e) Liens granted to the Lenders or the Administrative Agent, for the ratable benefit of the Secured Parties, under this Agreement or any other Loan Document;

(f) Liens on cash or securities pledged to secure the performance tender, bids, government contracts, trade contracts, leases, statutory obligations, regulatory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business; provided that, such Liens secure Indebtedness permitted by clause (h) of Section 7.01;

(g) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar encumbrances, and minor title deficiencies on or with respect to any real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments or other court-ordered awards or settlements for the payment of money not constituting an Event of Default or securing appeal or other surety bonds related to such judgments;

(i) purchase money liens for fixed or capital assets including obligations with respect to Capital Leases; provided in each case (i) such purchase money liens secure Indebtedness permitted by clause (e) of Section 7.01, (ii) no Default or Event of Default shall have occurred and be continuing or shall occur after giving effect to such lien, (iii) such purchase money lien does not exceed 100% of the purchase price of, and encumbers only, the property acquired, and (iv) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired; and

(j) customary Liens with respect to (i) all amounts due pursuant to Banking Services Agreements, in respect of customary fees and expenses for the routine maintenance and operation of each cash account, (ii) the face amount of any checks which have been credited to any cash account, but are subsequently returned unpaid because of uncollected or insufficient funds, or (iii) other returned items or mistakes made in crediting any cash account;

(k) Liens securing Indebtedness of any Person that becomes a Guarantor after the date hereof; provided that, each such Lien (i) is not created in contemplation of or in connection with such Person becoming a Guarantor, (ii) shall not apply to any other property or assets of the Company or any Guarantor and (iii) shall secure only those obligations which it secures on the date such Person becomes a Guarantor, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(l) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(m) [Intentionally Omitted]; and

(n) Liens on assets of the Company and the Guarantors not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $1,000,000.

SECTION 7.03 Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a) guaranties executed on or prior to the date hereof as described on Schedule IV attached hereto including any renewals or extension thereof;

(b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c) guaranties of any Indebtedness owing to the Administrative Agent and the Lenders;

(d) guaranties by the Guarantors of Indebtedness of the Company permitted pursuant to Section 7.01(c);

(e) guaranties by the Guarantors and the Company of forward buys of resin entered into by the Guarantors or the Company in the ordinary course of business and not for purposes of speculation; and

(f) guaranties by the Guarantors and the Company of leases (other than Capital Leases) entered into by the Guarantors or the Company in the ordinary course of business.

SECTION 7.04 Sale of Assets. Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for:

(a) sales, transfers, leases and other dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business or of property no longer used or useful in the conduct of the business of the Company;

(b) sales, leases, transfers and other dispositions of investments permitted by Section 7.06;

(c) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Guarantor;

(d) sales, leases, transfer and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(e) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Company or the Guarantors; and

(f) sales, leases, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that, the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed $2,000,000 during the term of this Agreement.

SECTION 7.05 Sales of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor, with or without recourse, except for settlement, compromise or collection thereof in the ordinary course of business.

SECTION 7.06 Loans and Investments. Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except (a) for the ownership of securities of any Subsidiaries existing as of the Closing Date; (b) Eligible Investments; (c) loans and advances by the Company to any Guarantor and loans and advances by any Guarantor to the Company or any other Guarantor; (d) accounts receivable or notes receivable arising, and trade credit granted, in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business; (e) guaranties permitted under Section 7.03; (f) investments in the form of Hedging Agreements permitted hereunder; (g) investments of any Person existing at the time such Person becomes a Guarantor hereunder or consolidates or merges with the Company or any of the Guarantors so long as such investments were not made in contemplation of such Person becoming a Guarantor or of such merger; (h) investments received in connection with the disposition of assets permitted by Section 7.04; (i) investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment; and (j) other investments, so long as (i) the aggregate amount of all such investments does not exceed $5,000,000 in the aggregate, and (ii) at the time any such investment is made and after giving effect thereto, no Event of Default exists or has occurred and is continuing.

SECTION 7.07 Nature of Business. Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the date hereof and businesses reasonably related or complementary thereto.

SECTION 7.08 Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09 Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10 Accounting Policies and Procedures. Permit any change in the accounting policies and procedures of the Company or any Guarantor, including a change in fiscal year, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

SECTION 7.11 Hazardous Materials. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials in violation of Environmental Law or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, a release of Hazardous Materials onto such properties or assets or onto any other property.

SECTION 7.12 Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, or, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution; provided, however, any Guarantor may merge with (a) the Company provided that the Company shall be the continuing or surviving entity, or (b) with any one or more Guarantors.

SECTION 7.13 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter to be less than 1.00:1.00.

(b) Minimum EBITDA. Permit EBITDA for each period set forth below to be less than the amount set forth opposite such period:

Period	Minimum EBITDA
Four Consecutive Fiscal Quarter Period Ending March 31, 2012	$15,000,000
Fiscal Quarter Ending June 30, 2012	$3,000,000
Two Consecutive Fiscal Quarter Period Ending September 30, 2012	$7,500,000
Three Consecutive Fiscal Quarter Period Ending December 31, 2012	$13,750,000
Four Consecutive Fiscal Quarter Period Ending March 31, 2013	$18,000,000
Four Consecutive Fiscal Quarter Period Ending June 30, 2013	$21,000,000
Four Consecutive Fiscal Quarter Period Ending September 30, 2013	$22,000,000
Four Consecutive Fiscal Quarter Period Ending December 31, 2013	$22,000,000
Four Consecutive Fiscal Quarter Period Ending March 31, 2014	$25,000,000
Four Consecutive Fiscal Quarter Period Ending June 30, 2014	$25,000,000

(c) Maximum Capital Expenditures. Permit Capital Expenditures to exceed $4,000,000, during any fiscal year of the Company.

Notwithstanding anything to the contrary herein if, at any time, the Company shall create, establish or acquire of any Subsidiary or Subsidiaries, all financial covenants in this Section 7.13 shall be calculated on a consolidated basis with respect to the Company and such Subsidiary or Subsidiaries, as applicable.

SECTION 7.14 Subordinated Debt. Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt or amend, supplement or otherwise modify any of the terms thereof in any manner that would be materially adverse to the Lenders without the prior written consent of the Required Lenders.

SECTION 7.15 Dividends. Declare any cash dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Guarantor, or warrant to purchase any class of stock or other equity interest of the Company or any Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Guarantor or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor from any Person; provided that, any Guarantor may declare and pay cash dividends to its immediate parent.

SECTION 7.16 Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or Guarantor than they would obtain in a comparable arms-length transaction with a Person not an Affiliate, (b) any transactions that are otherwise permitted hereunder, and (c) the payment of reasonable fees to members of the board of directors (or similar governing body) of the Company or any Guarantor who are not employees of the Company or such Guarantor, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Guarantors in the ordinary course of business.

SECTION 7.17 Impairment of Security Interest. Take or omit to take any action which could reasonably be expected to have the result of materially impairing the security interest in any property subject to a security interest in favor of the Administrative Agent or grant to any person any interest whatsoever in any property which is subject to a security interest in favor of the Administrative Agent other than Permitted Liens.

SECTION 7.18 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Company to pay dividends or other distributions with respect to holders of its equity interests or to make or repay loans or advances to the Company or any of its Subsidiaries or to guarantee Indebtedness of the Company or any of its Subsidiaries; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any Subsidiary of the Company pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. In the case of the happening of any of the following events (each an “Event of Default”):

(a) failure by the Company to (i) pay the principal of any Loan, (ii) pay the interest on any Loan, (iii) reimburse the Issuing Lender in respect of any Letter of Credit or (iv) pay any fees or other amounts payable under this Agreement, in each case, as and when due and payable and, in the case of clause (a)(ii) or (a)(iv), such failure shall continue unremedied for a period of three (3) Business Days;

(b) default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Guarantor to be performed pursuant to this Agreement, the Notes or any other Loan Document;

(c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(e) default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any Guarantor in excess of $500,000 individually or in the aggregate (other than the Notes) if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, any such Indebtedness shall not be paid when due;

(f) the Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing; or (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due; or any of the actions identified in the preceding clauses (i) through (vii) shall have occurred with respect to any Guarantor.

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days; or any of the actions identified in the preceding clauses (i), (ii) or (iii) shall have occurred with respect to any Guarantor;

(h) One or more orders, judgments or decrees for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, (ii) there shall have been a period of forty-five (45) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect, or (iii) such order, judgment or decree has not been effectively bonded;

(i) any Plan (i) shall fail to maintain the minimum funding standard required under Section 412 of the Code or Section 302 of ERISA for any Plan year or part thereof; (ii) is terminated by the Company, any Guarantor or any ERISA Affiliate or the subject of termination proceedings under ERISA; or (iii) shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to such Plan, or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of such Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA; to the extent that any of the events described in clause (i), (ii) or (iii) above, singly or in the aggregate, could have a Material Adverse Effect;

(j) any material provision of any Loan Document at any time after its execution and delivery shall for any reason, other than as expressly permitted under or contemplated by the Loan Documents, cease to be in full force and effect in accordance with its terms or the Company or any Guarantor shall so assert in writing;

(k) a Change of Control shall have occurred; or

(l) any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason, other than as expressly permitted under or contemplated by the Loan Documents, to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file UCC continuation statements;

then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders, shall, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments, (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the maximum amount that may be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present the drafts and other documents required to draw under such Letter of Credit), and (iii) all other Secured Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding and (c) exercise any or all other remedies under the Loan Documents; provided, however, that if an event specified in Section 8.01(f) or (g) shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii) and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01 Appointment, Powers and Immunities. Each Lender and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder, under the Security Documents and the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, the Security Documents and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Security Documents and the other Loan Documents and shall not be a trustee for any Lender or the Issuing Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement, the Security Documents or the other Loan Documents or in respect thereof or in respect of any Lender or the Issuing Lender. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible to the Lenders or the Issuing Lender for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Security Documents or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Security Documents or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by the Company, or any of their respective Subsidiaries to perform any of its obligations hereunder or under the other Loan Documents. The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, under the Security Documents or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Security Documents or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under the Security Documents or the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 9.03 Events of Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or an Event of Default as it shall deem advisable in the best interest of the Lenders.

SECTION 9.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company, any Guarantor or any of their respective Affiliates, if it were not acting as the Administrative Agent, and the Administrative Agent may accept fees and other consideration from the Company, any Guarantor or any of their respective Affiliates, for services in connection with this Agreement, the Security Documents or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

SECTION 9.05 Indemnification. The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Company under Section 10.03 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Security Documents or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Company are obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of the Security Documents, or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

SECTION 9.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Security Documents or the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company and the Guarantors of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Security Documents, or the other Loan Documents, the Administrative Agent shall not have any duty or ability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 9.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, or under the Security Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, except for its own gross negligence or willful misconduct.

SECTION 9.08 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent may resign (the “resigning Agent”) at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, which successor agent shall, provided no Event of Default has occurred and is continuing, be subject to the approval of the Company, such approval not to be unreasonably withheld or delayed. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.09 Sharing of Collateral and Payments. In the event that at any time any Lender shall obtain payment in respect of a Note or interest thereon, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against the Company or otherwise, in a greater proportion than the proportion received by any other Lender in respect of the corresponding Note held by it or interest thereon, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender’s or Lenders’ Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Lender receiving the proportionate over-payment to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders each of which shall have a lien on its ratable portion of the amount described hereinafter obtained from the Company; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agree, to the extent they may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 9.10 Miscellaneous.

(a) None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

(b) Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 10.10, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Company or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

(c) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(d) Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(e) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.04(b); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the

Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

(i)	if to the Administrative Agent or the Issuing Lender at:

JPMorgan Chase Bank, N.A.

395 North Service Road

Melville, New York 11747

Attention: Alicia T. Schreibstein, Vice President

Telecopy: (631) 755-5184

- and to -

JPMorgan Loan Services

Agency Unit

10 South Dearborn, 19th Floor

Chicago, IL 60603

Attention: Teresita Siao

Telecopy: (312) 385-7096

(ii)	if to the Company, at:

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, New York 11717

Attention: Paul D. Meringolo, President

Telecopy: (631) 404-3750

With a copy (in the case of a Default) to:

Medical Action Industries Inc.

500 Expressway Drive South

Brentwood, New York 11717

Attention: John Sheffield, Chief Financial Officer

Telecopy: (631) 404-3875

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire (or the respective Assignment and Acceptance Agreement, as applicable).

(iv) as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.02 Effectiveness; Survival. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuing of the Letters of Credit by the Issuing Lender, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect. The obligations of the Company pursuant to Section 3.07, Section 3.08, Section 3.09 and Section 10.03 shall survive termination of this Agreement and payment of the Obligations.

SECTION 10.03 Indemnity and Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Administrative Agent, each Lender, the Issuing Lender and their respective officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Sidley Austin LLP, counsel to the Administrative Agent, (c) to pay to the Issuing Lender all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (d) to pay or reimburse each Lender, the Issuing Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent, the Issuing Lender and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 10.04 Amendments and Waivers.

(a) With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder, and with the written consent of the Required Lenders, the Administrative Agent on behalf of the Lenders may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (i) extend the maturity of any Note, or change the amortization schedule of any Term Note, or any installment thereof, (ii) reduce the amount payable or rate, or extend the time of payment of interest, on any Note or any fees payable to the Lenders hereunder, (iii) reduce the principal amount of any Note, (iv) amend, modify or waive any provision of this Section 10.04, (v) amend or modify any provision hereof specifying the percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder or reduce the percentage specified in the definition of Required Lenders, (vi) change any provision of Section 3.10 in a manner that would alter the pro rata sharing of payments required thereby; (vii) consent to the assignment or transfer by the Company or any Guarantor of any of its rights or obligations under this Agreement or any other Loan Document, (viii) release all or substantially all of the collateral security granted to the Administrative Agent under the Security Documents, (ix) release all or substantially all of the Guarantors from the Guaranty or (x) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, in each case specified in clauses (i) through (x) above without the written consent of each Lender directly affected thereby; and provided, further, that no such waiver and no such amendment, supplement or modification shall (I) amend, modify, supplement or waive any provision of Section IX with respect to the Administrative Agent without the written consent of the Administrative Agent or (II) increase the amount of any Lenders’ Commitment without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Notes.

(b) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Company or any Guarantor on any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations (other than unmatured or contingent obligations related to indemnification obligations under Section 10.03 for which no written request has been made) in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article IX. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Company and the Guarantors in respect of) all interests retained by the Company and the Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (c) of Section 10.05, and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.06, 3.07, 3.08 and 3.09, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.08 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 10.05 Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that (i) the Company may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.07, 3.08 and 3.09 with respect to its participation in the Commitments, the Loans and Letters of Credit outstanding from time to time (subject to the requirements and limitations therein, including the requirements under Section 3.09(f) (it being understood that the documentation required under Section 3.09(f) shall be delivered to the participating Lender)); provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the Transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Notes, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan, Note, Commitment or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Note, Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (i) through clause (ix) of Section 10.04(a).

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the consent of the Administrative Agent, and, provided no Event of Default has occurred and is continuing, the consent of the Company, such consent not to be unreasonably withheld or delayed, to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent, and delivered to the Administrative Agent for its acceptance. Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes. On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Company, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the transferor Lender in an amount equal to such Commitment retained by it hereunder. Such new Notes shall be in a principal amount equal to the principal amount of such surrendered Note, shall be dated the date of the Note they replace and shall otherwise be in the form of the Note replaced thereby. The Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. Anything in this Section 10.05 to the contrary notwithstanding, no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is less than $5,000,000 in the case of Revolving Credit Commitments and Revolving Credit Loans of such transferor Lender, (y) is less than

$1,000,000 in the case of Term Loans of such transferor Lender or (z) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any transferor Lender would be less than $5,000,000. Each transfer to a Purchasing Lender shall be made in the same pro rata portion with respect to the Revolving Credit Commitment and the Term Loan Commitments or, if all or any portion of the Term Loan Commitment shall have expired, the Term Loans.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender, together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Company authorizes each Lender (subject to Section 10.11) to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and the Guarantors which has been delivered to such Lender by or on behalf of the Company or any Guarantor pursuant to this Agreement or which has been delivered to such Lender by the Company in connection with such Lender’s credit evaluation of the Company and the Guarantors prior to entering into this Agreement.

(g) If, pursuant to this Section 10.05, any interest in this Agreement, a participation agreement, or any Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company, or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the Administrative Agent, the transferor Lender and the Company the forms described in Section 3.09 to claim entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Administrative Agent, the transferor Lender and the Company) to provide the Administrative Agent, the transferor Lender and the Company, new forms described under Section 3.09 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(h) Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and its Notes to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitment or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

SECTION 10.06 No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of any Lender, the Administrative Agent or the Issuing Lender in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 10.07 APPLICABLE LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08 SUBMISSION TO JURISDICTION; JURY WAIVER. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT. EXCEPT AS PROHIBITED BY LAW, THE COMPANY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.08, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY (I) CERTIFIES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS OR THE OTHER WAIVERS CONTAINED IN THIS AGREEMENT AND (II) ACKNOWLEDGES THAT IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE

OTHER LOAN DOCUMENTS, THE ADMINISTRATIVE AGENT AND THE LENDERS ARE RELYING UPON, AMONG OTHER ITEMS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.08.

SECTION 10.09 Severability. In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.10 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Issuing Lender, and each Lender are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, or any Lender to or for the credit or the account of the Company against any and all of the Secured Obligations of the Company now and hereafter existing under this Agreement and the Notes held by the Administrative Agent, the Issuing Lender, or such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such obligations may be unmatured. The Administrative Agent, the Issuing Lender or such Lender, as applicable, shall notify the Company and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Administrative Agent, the Issuing Lender, and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

SECTION 10.11 Confidentiality. The Administrative Agent, the Issuing Lender, and each of the Lenders agree that it will not disclose without the prior consent of the Company (other than to affiliates of such Lenders and their respective directors, employees, auditors, counsel or other professional advisors and their respective counsel who are advised of the need to maintain the confidentiality thereof) any Confidential Information (as defined below) with respect to the Company or any Guarantor which is furnished by the Company or any Guarantor; provided that any Lender may disclose any such information (a) that is or has become generally available to the public or that becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Company; (b) (i) as may be required by applicable laws or regulations or by any subpoena or similar legal process or (ii) in connection with any request or requirement of any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; (d) to comply with any law, order, regulation or ruling applicable to such Lender; (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to any prospective Transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided that such prospective Transferee agrees to be bound by this Section 10.11 to the same extent as such Lender; (g) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations; and (h) to any other party to this Agreement. As used herein “Confidential Information” shall mean information with respect to the Company, any Guarantor or any of their respective businesses which is not generally available to the public other than such information which after the date hereof becomes generally available to the public through no fault or action by any Lender or becomes available to a Lender on a nonconfidential basis from a source other than the Company or any Guarantor which to such Lender’s knowledge is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation owed to the Company or any Guarantor. In the event of disclosure pursuant to the preceding clauses (b), (c) and (d) (other than in connection with bank executions and reporting to bank regulatory authorities) the disclosing Lender shall to the extent permitted by applicable law, make commercially reasonable efforts to notify the Company of the disclosure in advance thereof.

SECTION 10.12 Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.13 Construction. This Agreement is the result of negotiations between, and has been reviewed by, the Company, the Administrative Agent, the Lenders and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Administrative Agent, or any Lender.

SECTION 10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 10.15 USA Patriot Act Notification. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Person, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the Act.

SECTION 10.16 Waiver of Defaults under Prior Credit Agreement. As of the date hereof, each of the Lenders party to the Prior Credit Agreement and the Administrative Agent waives all “Defaults” and “Events of Default” that may have occurred prior to the date hereof under the Prior Credit Agreement and that have been previously disclosed to the Administrative Agent and the Lenders. The foregoing waiver in this Section 10.16 shall not (i) be deemed to constitute a waiver of any future breach of this Agreement or any other Loan Documents, or (ii) establish a custom or course of dealing among the Administrative Agent, the Lenders, the Company and the Guarantors.

SECTION 10.17 Release. In further consideration of the execution by the Administrative Agent and the Lenders of this Agreement, the Company and its successors and assigns (collectively, the “Releasors”), hereby confirm that (a) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Administrative Agent or any of the Lenders, the effectiveness, genuineness, validity, collectibility or enforceability of this Agreement or any of the other Loan Documents, the Obligations, the Liens securing such Obligations, or any of the terms or conditions of any Loan Document and (b) it does not possess and hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Administrative Agent, each of the Lenders, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Releasors, (ii) the Secured Obligations, (iii) the Collateral, (iv) this Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of the Company, and (vi) the negotiation, documentation and execution of this Amendment and any documents relating hereto. The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Paul D. Meringolo
Name: Paul D. Meringolo
Title: Chief Executive Officer/President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as Issuing Lender, as a Lender and as Swingline Lender

By:	/s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Vice President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

CITIBANK, N.A., as a Lender and as Syndication Agent

By:	/s/ Deborah Lakin
Name: Deborah Lakin
Title: Senior Vice President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

HSBC BANK USA, N.A., as a Lender and as a Co-Documentation Agent

By:	/s/ William Conlan
Name: William Conlan
Title: Vice President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

SOVEREIGN BANK, N.A., as a Lender and as a Co-Documentation Agent

By:	/s/ Colleen M. Connell
Name: Colleen M. Connell
Title: Vice President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

WELLS FARGO BANK, N.A., as a Lender and as a Co-Documentation Agent

By:	/s/ Steven J Haas
Name: Steven J Haas
Title: Senior Vice President

Second Amended and Restated Credit Agreement

Medical Action Industries Inc.

SCHEDULE 1.01

JPMORGAN CHASE BANK, N.A.

Revolving Credit Commitment:	$6,136,363.65
Outstanding Term Loans:	$12,518,181.87
Swingline Commitment:	$2,500,000

CITIBANK, N.A.

Revolving Credit Commitment:	$5,227,272.73
Outstanding Term Loans:	$10,663,636.35

HSBC BANK USA, N.A.

Revolving Credit Commitment:	$4,545,454.54
Outstanding Term Loans:	$9,272,727.26

SOVEREIGN BANK, N.A.

Revolving Credit Commitment:	$4,545,454.54
Outstanding Term Loans:	$9,272,727.26

WELLS FARGO BANK, N.A.

Revolving Credit Commitment:	$4,545,454.54
Outstanding Term Loans:	$9,272,727.26

TOTAL:

Revolving Credit Commitment:	$25,000,000
Outstanding Term Loans:	$51,000,000
Swingline Commitment:	$2,500,000

SCHEDULE 2.06

Existing Letters of Credit

— NONE —

SCHEDULE 4.12

Environmental Matters

— NONE —

SCHEDULE I

Subsidiaries

Subsidiary	Subsidiary’s Form of Organization	Subsidiary’s Jurisdiction of Organization	Owner(s) of Capital Stock of Subsidiary	Total No. of Shares of Capital Stock of Subsidiary held by Owner(s) / Percentage
MAI Acquisition Corp.	Corporation	Delaware	Medical Action Industries Inc.	100%
500 Expressway Drive South, LLC	Limited liability company	Delaware	Medical Action Industries Inc.	100%
Medegen Newco, LLC	Limited liability company	Delaware	MAI Acquisition Corp.	100%
Medegen Medical Products, LLC	Limited liability company	Delaware	Medegen Newco, LLC	100%
Avid Medical, Inc.	Corporation	Delaware	Medical Action Industries Inc.	100%

SCHEDULE II

Permitted Indebtedness (post closing)

— NONE —

SCHEDULE III

Existing Liens

— NONE —

SCHEDULE IV

Existing Guarantees

— NONE —

SCHEDULE V

Material Contracts

1.	Private Label Product Supplier Agreement for O.R. Towels and Sponges between Novation, LLC and Medical Action Industries Inc., dated January 1, 2010.

2.	Product Supplier Agreement for Infusion Therapy Kits between Novation, LLC and Medical Action Industries Inc., dated May 1, 2008.

3.	Group Purchasing Agreement between Premier Purchasing Partners, L.P. and Medical Action Industries Inc., dated December 01, 2007

4.	2010 North American Compliance Program, dated January 1, 2010, between Kimberly-Clark Corporation and Avid Medical, Inc.

5.	Broker/Shipper Transportation Agreement, dated November 1, 2009, between Avid Medical, Inc. and Riverside Logistics, Inc.

6.	Customer Purchase Agreement, dated July 1, 2003, between Avid Medical, Inc. and The Ohio State University Medical Center

7.	Customer Purchase Agreement between Avid Medical, Inc. and Inova Health Systems, dated November 1, 2008

8.	Amendment, dated January 1, 2009, to Customer Purchase Agreement, dated April 30, 2007, between Avid Medical, Inc. and Advocate Health and Hospitals Corporation.

9.	Group Purchasing Agreement, effective as of April 1, 2012, between Amerinet, Inc. and Medical Action Industries, Inc.

10.	Amendment, effective as of April 1, 2012, to Purchase Agreement for Patient Bedside Products, effective as of October 1, 2009, between The Broadlane Group, Inc. and Medical Action Industries Inc.

11.	Group Purchasing Agreement, effective as of February 1, 2012, between Novation, LLC and Medical Action Industries Inc. and Avid Medical Inc.

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

June 7, 2012

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Credit Agreement referred to below on or before the Revolving Credit Commitment Termination Date or on such earlier date as may be required by the terms of the Credit Agreement.

The Company also promises to pay interest on the unpaid principal amount of each Revolving Credit Loan made to it from the date of such Revolving Credit Loan until such principal amount is paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below, and to make principal repayments on this Revolving Credit Note at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

This Revolving Credit Note is one of the “Revolving Credit Notes” referred to in the Second Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among the Company, the various Lenders (including the Lender) as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Revolving Credit Note agrees, by its acceptance hereof, that before transferring this Revolving Credit Note it shall record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan previously made hereunder on the grid schedule annexed to this Revolving Credit Note; provided, however, that the failure of the Lender or holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Lender in accordance with the terms of this Revolving Credit Note.

This Revolving Credit Note is subject to optional and mandatory prepayments pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Revolving Credit Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Revolving Credit Note shall be made in lawful money of the United States of America in immediately available funds in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Revolving Credit Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Revolving Credit Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Revolving Credit Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank. Signature page follows.]

2

IN WITNESS WHEREOF, the Company has caused this Revolving Credit Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

3

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made By

EXHIBIT B

FORM OF TERM NOTE

June 7, 2012

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined) on or before the Term Loan Maturity Date, the principal amount of the Term Loan made by the Lender to the Company under the Credit Agreement referred to below in eight (8) consecutive quarterly installments commencing on September 30, 2012 and on the last day of each December, March, June and September thereafter, with a final payment on the Term Loan Maturity Date.

The Company also promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Term Loan until such principal amount is paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below, and to make principal repayments on this Term Note at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

This Term Note is one of the “Term Notes” referred to in the Second Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among the Company, the various Lenders (including the Lender) as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Lender and any subsequent holder of this Term Note agrees, by its acceptance hereof, that before transferring this Term Note it shall record the date, Type and amount of each payment or prepayment of principal of the Term Loan previously made hereunder on the grid schedule annexed to this Term Note; provided, however, that the failure of the Lender or holder to set forth such Term Loan, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Term Loan made by the Lender in accordance with the terms of this Term Note.

This Term Note is subject to optional and mandatory prepayments pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Term Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Term Note shall be made in lawful money of the United States of America in immediately available funds in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Term Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Term Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Term Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Term Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.
By:
Name:
Title:

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made By

EXHIBIT C

FORM OF SWINGLINE NOTE

June 7, 2012

FOR VALUE RECEIVED, MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), hereby promises to pay to JPMORGAN CHASE BANK, N.A., as Swingline Lender, or its registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Company under the Credit Agreement referred to below on or before the Revolving Credit Commitment Termination Date or on such earlier date as may be required by the terms of the Credit Agreement.

The Company also promises to pay interest on the unpaid principal amount of each Swingline Loan made to it from the date of such Swingline Loan until such principal amount is paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below, and to make principal repayments on this Swingline Note at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

This Swingline Note is the “Swingline Note” referred to in the Second Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among the Company, the various Lenders as are or may from time to time become parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Each of the Swingline Lender and any subsequent holder of this Swingline Note agrees, by its acceptance hereof, that before transferring this Swingline Note it shall record the date, Type and amount of each payment or prepayment of principal of the Swingline Loans previously made hereunder on the grid schedule annexed to this Swingline Note; provided, however, that the failure of the Lender or holder to set forth such Swingline Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Swingline Loans made by the Lender in accordance with the terms of this Swingline Note.

This Swingline Note is subject to optional and mandatory prepayments pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Swingline Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Swingline Note shall be made in lawful money of the United States of America in immediately available funds in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Swingline Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Swingline Note at the place, at the respective times, and in the currency herein prescribed.

The Company and endorsers of this Swingline Note waive presentment, diligence, demand, protest, and notice of any kind in connection with this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Swingline Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

SCHEDULE

Date of Loan	Principal Amount of Loan	Type of Loan	Interest Rate	Applicable Interest Period	Amount of Principal Paid	Notation Made By

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

[Intentionally Omitted]

EXHIBIT F

FORM OF OPINION OF COUNSEL

[Attached]

[Vinson & Elkins Letterhead]

June 7, 2012

Each of the Addressees Listed on

Schedule I attached hereto

Re: $76,000,000.00 Second Amended and Restated Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to (i) Medical Action Industries Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”); (ii) MAI Acquisition Corp., a corporation organized under the laws of the State of Delaware (“Medegen Acquisition Corp”); (iii) Medegen Newco, LLC, a limited liability company organized under the laws of the State of Delaware (“Medegen Newco”); (iv) Medegen Medical Products, LLC, a limited liability company organized under the laws of the State of Delaware (“Medical Products”); (v) 500 Expressway Drive South LLC, a limited liability company organized under the laws of the State of Delaware (“500 Expressway”); and (vi) Avid Medical, Inc., a corporation organized under the laws of the State of Delaware (“Avid”), in connection with the transactions contemplated by the Second Amended and Restated Credit Agreement, dated as of June 7, 2012 (the “Credit Agreement”), among (A) the Borrower, (B) JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), and (C) the other financial institutions from time to time party thereto as Lenders. This opinion letter is furnished to you pursuant to Section 5.01(c) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement.

Other terms that are defined in the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”) have the same meaning when used herein unless otherwise indicated by the context in which such terms are so used. In addition, the following terms have the following meanings: (x) the Borrower, Medegen Acquisition Corp and Avid, are each a “Delaware Corporation” and are together the “Delaware Corporations”; (y) Medegen Newco, Medical Products and 500 Expressway are each a “Delaware LLC” and are together the “Delaware LLCs”; and (z) the Delaware LLCs and the Delaware Corporations are each an “Opinion Party” and are together the “Opinion Parties”.

In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:

(i) the Credit Agreement;

(ii) the Promissory Notes, each dated June 7, 2012, listed on Schedule II hereto;

(iii) the General Reaffirmation and Modification Agreement, dated as of June 7, 2012, among the Opinion Parties and the Administrative Agent;

(iv) each of the documents listed on Schedule III hereto (the “Applicable Contracts”); and

(v) the Opinion Parties’ constitutive documents listed on Schedule IV hereto (the “Organizational Documents”).

The documents listed in clauses (i) through (iii) above are referred to herein as the “Opinion Documents”. The Opinion Documents and the Organizational Documents are referred to herein as the “Transaction Documents”. Additionally, in rendering the opinions set forth below, we have reviewed such other records, certificates, resolutions and documents as we have deemed appropriate for the purposes of such opinions. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Opinion Parties and on the representations and warranties relating to factual matters set forth in the Transaction Documents.

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified. In addition, with your permission and without independent investigation, we have made the following assumptions:

(i) Each party to the Transaction Documents (each such party, a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except we have not made such assumption as to the Opinion Parties with respect to the matters addressed in our opinion in paragraph 1 below;

(ii) Each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, except we have not made such assumption (A) as to the Delaware LLCs with respect to the matters addressed in the first sentence of our opinion in paragraph 2(a) below, and (B) as to the Delaware Corporations with respect to the matters addressed in the first sentence of our opinion in paragraph 2(b) below;

(iii) Each Transaction Document has been duly executed and delivered by each Transaction Party that is a party thereto, except we have not made such assumption as to the Opinion Parties with respect to the matters addressed in our opinion in paragraph 3 below;

(iv) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party have been duly authorized by all necessary entity action (corporate, partnership, limited liability company or otherwise) and do not contravene the organizational documents of such Transaction Party, except that we have not made such assumptions (A) as to the Delaware LLCs with respect to the matters

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addressed in the second sentence of our opinion in paragraph 2(a) below, (B) as to the Delaware Corporations with respect to the matters addressed in the second sentence of our opinion in paragraph 2(b) below, and (C) as to the Opinion Parties with respect to our opinion in paragraph 5(a) below;

(v) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party do not conflict with or result in the breach of any document or instrument binding on it, except that we have not made such assumption with respect to the Applicable Contracts or the Organizational Documents, to the extent of our opinions in paragraphs 5(a) and 5(c) below;

(vi) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party do not contravene any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of them, except that we have not made such assumption with respect to Applicable Laws (as defined below) applicable to the Opinion Parties, to the extent of our opinion in paragraph 5(b) below;

(vii) No authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party that has not been duly obtained or made and that is not in full force and effect, except that we have not made such assumption with respect to Governmental Approvals (as defined below) required to be obtained or taken by each Opinion Party as to which we express our opinion in paragraph 6 below;

(viii) The Transaction Documents constitute the valid, binding and enforceable obligations of each party thereto (other than the Opinion Parties to the extent of our opinion in paragraph 4 below); and

(ix) The laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Transaction Documents or the opinions rendered herein.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.	Each Opinion Party is validly existing and is in good standing under the laws of the State of Delaware.

2.	(a) Each Delaware LLC has the limited liability company power and authority to execute and deliver each Opinion Document to which it is a party and to perform its obligations thereunder. The execution and delivery by each Delaware LLC of each Opinion Document to which it is a party and the performance by such Delaware LLC of its obligations thereunder have been duly authorized by all requisite limited liability company action on the part of such Delaware LLC.

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(b) Each Delaware Corporation has the corporate power and authority to execute and deliver each Opinion Document to which it is a party and to perform its obligations thereunder. The execution and delivery by each Delaware Corporation of each Opinion Document to which it is a party and the performance by such Delaware Corporation of its obligations thereunder have been duly authorized by all requisite corporate action on the part of such Delaware Corporation.

3.	Each Opinion Document to which each Opinion Party is a party has been duly executed and delivered by such Opinion Party.

4.	Each Opinion Document to which each Opinion Party is a party constitutes the valid and binding obligation of such Opinion Party enforceable against such Opinion Party in accordance with its terms under the laws of the State of New York.

5.	(a) The execution and delivery by each Opinion Party of each Opinion Document to which it is a party do not, and the performance by such Opinion Party of its obligations thereunder will not, violate such Opinion Party’s Organizational Documents.

(b) The execution and delivery by each Opinion Party of each Opinion Document to which it is a party do not, and the performance by such Opinion Party of its obligations thereunder will not result in any violation by such Opinion Party of any Applicable Law (as defined below).

(c) The execution and delivery by each Opinion Party of each Opinion Document to which it is a party do not, and the performance by such Opinion Party of its obligations thereunder will not, result in any breach or result in a default under any Applicable Contract.

“Applicable Laws” means those laws, rules and regulations of the State of New York and the United States of America and the rules and regulations adopted thereunder that, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents. Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to (a) any state or federal laws, rules or regulations relating to: (i) pollution or protection of the environment; (ii) zoning, land use, building or construction; (iii) occupational, safety and health or other similar matters; (iv) labor and employee rights and benefits, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended; (v) the regulation of energy or utilities; (vi) antitrust and trade regulation; (vii) tax; (viii) except as specifically set forth in paragraphs 7 and 8 below, securities; (ix) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (x) copyrights, patents and trademarks; (xi) communication, telecommunication or similar matters; and (xii) the USA Patriot Act of 2001 and the rules, regulations and policies promulgated thereunder, or any foreign assets control regulations of the United States Treasury Department or any enabling legislation or orders relating thereto; and (b) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.

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6.	No Governmental Approval (as defined below) which has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by any Opinion Party to authorize, or is required in connection with, the execution and delivery by such Opinion Party of each Opinion Document to which it is a party or the performance by such Opinion Party of its obligations thereunder, except for routine Governmental Approvals not required to consummate the transactions occurring on the Closing Date but required to be obtained or made after the date of this opinion letter to enable the Opinion Parties to comply with Applicable Laws including those required to maintain the good standing of each Opinion Party.

“Governmental Approvals” means any consent, approval, license or authorization of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Laws (as defined in paragraph 5 above).

7.	No Opinion Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.	Assuming that the Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Borrower and the making of the Loans thereunder, and the application of the proceeds thereof, do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

9.	We call to your attention the fact that the Opinion Documents select the internal laws of the State of New York as the governing law thereof. It is our opinion that a federal or state court sitting in New York should honor the parties’ choice of the internal laws of the State of New York as the law applicable to the Opinion Documents.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) The opinions in paragraphs 1 through 3 above are limited in all respects to the Delaware Limited Liability Company Act and the Delaware General Corporation Law, in each case, as published in the Corporation Service Company compilation entitled “Laws Governing Business Entities Annotated Statues and Rules” (Fall 2011 Edition) (collectively, the “Delaware Acts”), as applicable. Our opinions contained herein to the extent they relate to matters of Delaware limited liability company law or Delaware corporate law are based on our review of the Delaware Acts. We have not reviewed any other laws of the State of Delaware, including, without limitation, any interpretations of the Delaware Acts, or retained or relied on any opinion or advice of Delaware counsel. The opinions in paragraph 1 above to the extent they relate to the existence and good standing of the Opinion Parties in the State of Delaware are based solely on the Good Standing Certificates of such Opinion Parties, dated May 30, 2012, issued by the Secretary of State of the State of Delaware.

(b) The enforceability of each Opinion Document and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws

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now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law and we express no opinion on the effect of the foregoing on the enforceability of the Opinion Documents and the provisions thereof.

(c) With respect to our opinions set forth in paragraphs 4 and 5 above, we express no opinion with respect to the validity, legally binding effect or enforceability of the following provisions to the extent that they are contained in the Opinion Documents: (i) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification of or by any person or entity for, liability for any matter to the extent that the same are inconsistent with applicable law (including case law) or with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions purporting to render void and of no effect any transfers of any Opinion Party’s rights in any collateral in violation of the terms of the Transaction Documents; (v) provisions relating to powers of attorney, severability or set-offs; (vi) provisions stating that a guarantee will not be affected by a modification of the obligation guaranteed in cases in which that modification materially changes the nature or amount of such obligation; (vii) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the state courts of the State of New York); (viii) provisions setting out methods for service of process; (ix) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; or (x) provisions that limit the obligation of a guarantor, co-borrower or co-obligor (or provide for any rights of contribution as against another guarantor or, co-borrower or co-obligor or any other party) based upon the potential unenforceability, invalidity, or voidability of a guarantee or joint obligation under any applicable law, including, without limitation, any state or federal fraudulent transfer or fraudulent conveyance laws. Our opinions are based solely on our reading of the Opinion Documents. We note that enforceability of the Opinion Documents may be affected by the parties course of dealing, or by waivers, modifications or amendments (whether made in writing, orally, or by course of conduct), and we express no opinion on the effect of the foregoing on the enforceability of the Opinion Documents. We have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in the Opinion Documents to the extent that any such covenant or provision would require a determination as to any financial or accounting matters.

(d) Insofar as our opinions set forth in paragraphs 4 and 9 above relate to the enforceability under New York law of the provisions of the Opinion Documents choosing New York law as the governing law thereof, such opinions are rendered solely in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law
§§5-1401 (McKinney 1989)) (the “Act”) and are subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York UCC, (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.

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(e) We express no opinion herein regarding the enforceability of any provision in an Opinion Document that purports to prohibit, restrict or condition the assignment of the Opinion Party’s rights or obligations under such Opinion Document to the extent that such restriction on assignability is rendered ineffective by Sections 9-406 through 9-409 of the New York UCC.

(f) In rendering the opinion expressed in paragraph 5(c) above: (i) we have not reviewed, and express no opinion with respect to, documents other than the Applicable Contracts, irrespective of whether they secure, support or otherwise relate to or are referred to in the Applicable Contracts or might under certain circumstances result in an event of default or require early payment under any of the Applicable Contracts; (ii) we have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in such Applicable Contract to the extent that any such covenant or provision would require a determination or computation as to any financial or accounting matters; (iii) we express no opinion as to any breach of any confidentiality provision contained in any Applicable Contract caused by any Opinion Document or any Opinion Party’s actions pursuant thereto or in contemplation thereof; and (iv) our opinion in paragraph 5(c) above is limited to the laws of the State of New York. In every case, we have assumed that a court would enforce the Applicable Contracts as written, and we have limited our opinion to matters readily ascertainable from the face of the Applicable Contracts.

(g) We express no opinion regarding the creation, attachment, perfection or enforceability of any security interest purported to be granted or affirmed pursuant to any Opinion Document.

We express no opinion as to the laws of any jurisdiction other than: (i) Applicable Laws; and (ii) with respect to our opinions set forth in paragraphs 1 through 3, and 5(a), the Delaware Acts.

This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.

This opinion letter is given solely for your benefit in connection with the transactions contemplated by the Opinion Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.05(c) of the Credit Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. Furthermore, notwithstanding

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the foregoing, we consent to this opinion being furnished (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to your and their attorneys, (iii) pursuant to orders or legal process of any court or governmental agency or (iv) in connection with any legal action to which the Administrative Agent or any Lender is a party arising out of the transactions contemplated by the Credit Agreement.

Very truly yours,

Vinson & Elkins L.L.P.

8

SCHEDULE I

to

Opinion of Vinson & Elkins L.L.P.

dated June 7, 2012

Addressees

JPMorgan Chase Bank, N.A.,

as Administrative Agent, as Issuing Lender, as a Lender and as Swingline Lender

Citibank, N.A.,

as a Lender

HSBC Bank USA, N.A.,

as a Lender

Sovereign Bank,

as a Lender

Wells Fargo Bank, N.A.,

as a Lender

SCHEDULE II

to

Opinion of Vinson & Elkins L.L.P.

dated June 7, 2012

Promissory Notes

Revolving Credit Note, dated June 7, 2012, made by the Borrower in favor of JPMorgan Chase Bank, N.A.

Revolving Credit Note, dated June 7, 2012, made by the Borrower in favor of Citibank, N.A.

Revolving Credit Note, dated June 7, 2012, made by the Borrower in favor of HSBC Bank USA, N.A.

Revolving Credit Note, dated June 7, 2012, made by the Borrower in favor of Sovereign Bank.

Revolving Credit Note, dated June 7, 2012, made by the Borrower in favor of Wells Fargo Bank, N.A.

Term Note, dated June 7, 2012, made by the Borrower in favor of JPMorgan Chase Bank, N.A.

Term Note, dated June 7, 2012, made by the Borrower in favor of Citibank, N.A.

Term Note, dated June 7, 2012, made by the Borrower in favor of HSBC Bank USA, N.A.

Term Note, dated June 7, 2012, made by the Borrower in favor of Sovereign Bank.

Term Note, dated June 7, 2012, made by the Borrower in favor of Wells Fargo Bank, N.A.

Swingline Note, dated June 7, 2012, made by the Borrower in favor of JPMorgan Chase Bank, N.A.

SCHEDULE III

to

Opinion of Vinson & Elkins L.L.P.

dated June 7, 2012

Applicable Contracts

Private Label Product Supplier Agreement for O.R. Towels and Sponges, dated January 1, 2010, between Novation, LLC and the Borrower.

Product Supplier Agreement for Infusion Therapy Kits, dated May 1, 2008, between Novation, LLC and the Borrower.

Group Purchasing Agreement, dated December 1, 2007, between Premier Purchasing Partners, LP and the Borrower.

2010 North American Compliance Program, dated January 1, 2010, between Kimberly-Clark Corporation and Avid.

Broker/Shipper Transportation Agreement, dated November 1, 2009, between Avid and Riverside Logistics, Inc.

Customer Purchase Agreement, dated July 1, 2003, between Avid and The Ohio State University Medical Center.

Customer Purchase Agreement, dated November 1, 2008, between Avid and Inova Health Systems.

Amendment, dated January 1, 2009, to Customer Purchase Agreement, dated April 30, 2007, between Avid and Advocate Health and Hospitals Corporation.

Group Purchasing Agreement, effective as of April 1, 2012, between Amerinet, Inc. and the Borrower.

Amendment, effective as of April 1, 2012, to Purchase Agreement for Patient Bedside Products, effective as of October 1, 2009, between The Broadlane Group, Inc. and the Borrower.

Group Purchasing Agreement, effective as of February 1, 2012, between Novation, LLC and the Borrower and Avid.

SCHEDULE IV

to

Opinion of Vinson & Elkins L.L.P.

dated June 7, 2012

Organizational Documents

1.	Medical Action Industries Inc.

a.	Certificate of Incorporation of Medical Action Industries Inc. dated October 30, 1987 and filed on November 5, 1987.

b.	Certificate of Merger of Medical Action Industries Inc. (a New York corporation) into Medical Action Industries Inc. (a Delaware corporation) filed March 11, 1988.

c.	Certificate of Amendment of the Certificate of Incorporation of Medical Action Industries Inc. filed September 10, 1993.

d.	Certificate of Ownership and Merger merging South Mountain Medical, Inc. into Medical Action Industries Inc. filed January 19, 1994.

e.	Certificate of Ownership and Merger merging Quantech Acquisition Corp. into Medical Action Industries Inc. filed March 30, 1995.

f.	Certificate of Amendment of the Certificate of Incorporation of Medical Action Industries Inc. filed on August 26, 1998.

g.	Certificate of Amendment of the Certificate of Incorporation of Medical Action Industries Inc. filed on August 18, 2006.

h.	Bylaws of Medical Action Industries Inc.

2.	MAI Acquisition Corp.

a.	Certificate of Incorporation of MAI Acquisition Corp. dated July 31, 2006 and filed on August 1, 2006.

b.	By-Laws of MAI Acquisition Corp.

3.	Medegen Newco, LLC

a.	Certificate of Formation of Medegen Newco, LLC dated and filed on September 5, 2006.

b.	Amended and Restated Operating Agreement of Medegen Newco, LLC dated August 20, 2010.

4.	Medegen Medical Products, LLC

a.	Certificate of Formation of TGMP Acquisition L.L.C. dated and filed on December 10, 1998.

b.	Certificate of Amendment to Certificate of Formation of TGMP Acquisition L.L.C. dated and filed on January 28, 1999.

c.	Certificate of Amendment to the Certificate of Formation of TGMP, L.L.C. dated and filed on April 25, 2002.

d.	Operating Agreement of Medegen Medical Products, LLC dated May 30, 2002.

5.	500 Expressway Drive South, LLC

a.	Certificate of Formation of 500 Expressway Drive South LLC dated and filed on March 2, 2007.

b.	Assignment and Assumption Agreement between CDECRE, Inc., as Assignor and Medical Action Industries Inc., as Assignee dated September 5, 2007, as amended by the First Amendment thereto dated September 24, 2010.

c.	Amended and Restated Operating Agreement of 500 Expressway Drive South LLC dated August 27, 2010.

6.	Avid Medical, Inc.

a.	Amended and Restated Certificate of Incorporation of Avid Medical, Inc. dated and filed on August 27, 2010.

b.	By-Laws of Avid Medical, Inc. dated February 3, 1997.

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Dated

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of June 7, 2012 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) by and among MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the “Company”), the Lenders signatory thereto (collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Agent”). Capitalized terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

                    , a                      (the “Assignor”), and                     , a                      (the “Assignee”), agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse, and without representation or warranty except as expressly set forth herein, and the Assignee hereby irrevocably purchases and assumes from the Assignor, a     % interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in each of the Assignor’s Revolving Credit Commitment as in effect on the Effective Date, the Loans owing to the Assignor on the Effective Date, the Revolving Credit Note and the Term Note held by the Assignor on the Effective Date).

2. The Assignor: (i) represents and warrants that as of the date hereof its Revolving Credit Commitment (without giving effect to assignments thereof that have not yet become effective) is $        , and the aggregate outstanding principal amount of the Revolving Credit Loans owing to it (without giving effect to assignments thereof that have not yet become effective) is $        ; (ii) represents and warrants that as of the date hereof its Term Loan Commitment (without giving effect to assignments thereof that have not yet become effective) is $        , and the aggregate outstanding principal amount of the Term Loans owing to it (without giving effect to assignments thereof that have not yet become effective) is $        ; (iii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, and that such interest is free and clear of any adverse claim; (iv) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto; (v) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary of the Company or the performance or observance by the Company or any Subsidiary of the Company of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto or the enforceability of any such agreement, instrument or document; and (iv) attaches the Revolving Credit Note and the Term Note referred to in paragraph 1 above and requests that the Agent exchange such notes for a Revolving Credit Note and a Term Note each dated the Effective Date in the principal amount of $        and $         respectively and each payable to the Assignee and a Revolving Credit Note and a Term Note each dated the Effective Date in the principal amount of $        and $        respectively and each payable to the Assignor.

3. The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance

Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as its agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its addresses for Alternate Base Rate Loans and Adjusted Libor Loans (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4. The effective date for this Assignment and Acceptance shall be                     (the “Effective Date”) which shall not be earlier than five (5) Business Days after the acceptance and recording by the Agent of the executed Assignment and Acceptance Agreement. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by the Agent and accompanied by the fee payable to the Agent as referred to in Section 10.05(c) of the Credit Agreements.

5. Upon such acceptances, as of the Effective Date: (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights (except Sections 3.07, 3.08, 3.10 and 10.03 for the period prior to the Effective Date) and be released from its obligations under the Credit Agreement.

6. Upon such acceptance, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date first set forth above.

[NAME OF ASSIGNOR]

By:
Title

[NAME OF ASSIGNEE]

By:
Title

Lending Office for Alternate Base Rate Loans:

Attention:

Lending Office for Adjusted Libor Loans:

Attention:

Address for Notices:

Attention:

Telecopy No.:

Accepted this day of ,

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

MEDICAL ACTION INDUSTRIES INC.

By:
Name:
Title:

EXHIBIT H

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT, (the “Agreement”), dated as of             , 20        , by and between                     (the “Pledgor”), a                     corporation, with its principal place of business at                     and JPMORGAN CHASE BANK, N.A., a national banking association, having an office at 395 North Service Road, Melville, New York 11747, as Administrative Agent, for the ratable benefit of the Secured Parties as those terms are defined in the Credit Agreement referred to below (in such capacity, the “Pledgee”).

RECITALS

A. Pursuant to a Second Amended and Restated Credit Agreement, dated as of June 7, 2012, by and among the [Pledgor] [Medical Action Industries Inc., a Delaware corporation (the “Company”)], the Pledgee, and the Lenders party thereto (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”), the [Company/Pledgor] will receive loans and other financial accommodations from the Lenders and will incur Secured Obligations.

B. The Pledgor is the beneficial owner of that percentage of the issued and outstanding capital stock or membership or other equity interests of each Non-Domestic Subsidiary (as defined in the Credit Agreement) listed on Schedule A annexed hereto (the “Pledged Companies”) as indicated on such Schedule A.

C. In order to induce the Lenders to enter into the Credit Agreement and to extend credit to the [Company/Pledgor] on and after the date hereof as provided in the Credit Agreement, the Pledgor wishes to grant to the Pledgee security and assurance in order to secure the payment and performance of all the Secured Obligations, and to that effect to pledge to the Pledgee, all of the issued and outstanding capital stock of the Pledged Companies (the “Pledged Shares”) and all of the membership or other equity interests in the Pledged Companies (the “Pledged Rights”) that are owned by the Pledgor but not to exceed 65% of the issued and outstanding shares of stock or other ownership interests in any Non-Domestic Subsidiary (as defined in the Credit Agreement) (the Pledged Shares and the Pledged Rights, as so limited, collectively, the “Pledged Interests”) including, without limitation, the Pledged Interests listed opposite the name of the Pledgor as more particularly described on Schedule A and, with respect to the Pledged Shares, as represented by the stock certificates referenced thereon.

Accordingly, the parties hereto agree as follows:

1. Security Interest. As security for the Secured Obligations, including any and all renewals or extensions thereof, the Pledgor hereby delivers, pledges and assigns to the Pledgee for the ratable benefit of the Secured Parties and creates in the Pledgee a security interest in all of the Pledgor’s right, title and interest in and to the Pledged Interests, together with all rights and privileges of the Pledgor with respect thereto, all proceeds, income and profits thereof and all property received with respect to the Pledged Interests in addition thereto, in exchange thereof or in substitution therefor (collectively, the “Collateral”). The Pledgor has delivered or is delivering to the Pledgee, with respect to any Pledged Shares existing on the date hereof and pledged hereunder, certificates evidencing such Pledged Shares, together with undated stock powers duly executed in blank by the Pledgor, if any.

2. Stock Dividends, Options, or Other Adjustments. The Pledgee shall receive, as Collateral, any and all additional shares of stock, membership interests or other property of any kind distributable on or by reason of the Collateral pledged hereunder, whether in the form of or by way of dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the exceptions of cash dividends or other cash distributions to the extent permitted under Section 7(a). If any additional shares of capital stock, instruments, or other property against which a security interest can only be perfected by possession by the Pledgee, which are distributable on or by reason of the Collateral pledged hereunder, shall come into the possession or control of the Pledgor, the Pledgor shall, hold or control in trust and forthwith transfer and deliver the same to the Pledgee subject to the provisions hereof.

3. Delivery of Share Certificates; Stock Powers; Documents. The Pledgor agrees to deliver all share certificates, undated stock powers duly executed in blank, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Pledgee may request to carry out the terms of this Agreement or to protect or enforce the lien and security interest in the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Secured Parties and further agrees to do and cause to be done, upon the Pledgee’s request, all things reasonably determined by the Pledgee to be necessary to perfect and keep in full force the lien in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Secured Parties, including, but not limited to, the prompt payment of all documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the lien and security interest in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Secured Parties. The Pledgor agrees to make appropriate entries upon its books and records (including without limitation its stock record and transfer books) disclosing the lien against the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Secured Parties hereunder. The Pledgor further agrees to promptly deliver to the Pledgee, or cause the corporation or other entity issuing the Collateral to deliver directly to the Pledgee, share certificates or other documents representing Collateral acquired or received after the date of this Agreement with an undated stock power duly executed by the Pledgor in blank. If at any time the Pledgee notifies the Pledgor that additional stock powers endorsed in blank with respect to the Collateral are required, the Pledgor shall promptly execute in blank and deliver such stock powers as the Pledgee may request.

4. Power of Attorney. The Pledgor hereby constitutes and irrevocably appoints the Pledgee, with full power of substitution and revocation by the Pledgee, as Pledgor’s true and lawful attorney-in-fact, to the full extent permitted by law, at times when an Event of Default has occurred and is continuing to affix to certificates and documents representing the Collateral the stock power delivered with respect thereto, to transfer or cause the transfer of the Collateral, or any part thereof on the books of the corporation or other entity issuing the same, to the name of the Pledgee or the Pledgee’s nominee and thereafter to exercise as to such Collateral all the rights, powers and remedies of an owner. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Pledgee’s and the Lender’s interest in the Collateral and shall not impose any duty upon the Pledgee to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest.

5. Inducing Representations of the Pledgor. The Pledgor makes the following representations and warranties to the Pledgee, each and all of which shall survive the execution and delivery of this Agreement:

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(a) The information concerning the Pledged Companies and the Pledgor’s beneficial ownership of the Pledged Interests thereof that is contained in Schedule A is correct in all respects.

(b) The Pledgor is the sole legal and beneficial owner of, and has good and indefeasible title to, the Pledged Interests pledged by the Pledgor, free and clear of all pledges, liens, security interests and other encumbrances and restrictions on the transfer and assignment thereof, other than the security interest created by this Agreement, and has the unqualified right and authority to execute this Agreement and to pledge the Collateral to the Pledgee as provided for herein.

(c) There are no outstanding options, warrants or other agreements to which the Pledged Companies or the Pledgor is a party with respect to the Pledged Interests pledged by the Pledgor.

(d) The Pledged Shares pledged by the Pledgor have been validly issued and are fully paid and non-assessable; the holder or holders of the Pledged Interests are not and will not be subject to any personal liability as such holder under any applicable law; and are not subject to any charter, by-law, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control.

(e) Any consent, approval or authorization of or designation or filing with any authority on the part of the Pledgor which is required in connection with the pledge and security interest granted under this Agreement has been obtained or effected.

(f) The execution and delivery of this Agreement by the Pledgor, and the performance by the Pledgor of its obligations hereunder, will not result in a violation of any mortgage, indenture, contract, instrument, judgment, decree, order, statute, rule or regulation to which the Pledgor is subject.

(g) The Pledgor has delivered or is delivering to the Pledgee all instruments and stock certificates, if any, representing the Pledged Shares, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto. [There are neither any instruments or certificates evidencing the Pledged Rights nor registration books in which ownership of the Pledged Rights are recorded.]

6. Obligations of the Pledgor. The Pledgor hereby covenants and agrees with the Pledgee as follows:

(a) Except as permitted under the Credit Agreement, the Pledgor will not sell, transfer or convey any interest in, or suffer or permit any lien or encumbrance to be created upon or with respect to, any of the Collateral (other than as created under this Agreement) during the term of the pledge established hereby.

(b) The Pledgor will, at its own expense, at any time and from time to time at the Pledgee’s request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be reasonably required by the Pledgee to further enhance, preserve, establish, demonstrate or enforce the Pledgee’s rights, interests and remedies created by, provided in, or emanating from, this Agreement.

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7. Rights of the Pledgor. So long as no Event of Default has occurred and is continuing:

(a) The Pledgor shall be entitled to receive and retain any cash dividends and other cash distributions paid on the Collateral, in each case, solely to the extent permitted pursuant to the Credit Agreement.

(b) The Pledgor shall be entitled to vote or consent or grant waivers or ratifications with respect to the Collateral in any manner not inconsistent with this Agreement, the Credit Agreement or any other Loan Document. The Pledgor hereby grants to the Pledgee an irrevocable proxy to vote the Collateral, which proxy shall be effective immediately upon the occurrence of and during the continuance of Event of Default or registration of the Collateral in the name of the Pledgee pursuant to Section 8 hereof. Upon request of the Pledgee, the Pledgor agrees to deliver to the Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxy to vote the Collateral during the continuance of an Event of Default as the Pledgee may request.

8. Rights of the Pledgee. At any time when an Event of Default has occurred and is continuing, the Pledgee may in its sole discretion:

(a) Cause the Collateral to be transferred to its name or to the name of its nominee or nominees and thereafter exercise as to such Collateral all of the rights, powers and remedies of an owner.

(b) Collect by legal proceedings or otherwise all dividends, interest, principal payments, capital distributions and other sums now or hereafter payable on account of said Collateral, and hold the same as part of the Collateral, or apply the same to any of the Secured Obligations in such manner and order as the Pledgee may decide in its sole discretion.

(c) Enter into any extension, subordination, reorganization, deposit, merger, or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith deposit or surrender control of the Collateral thereunder, and accept other property in exchange therefor and hold and apply such property or money so received in accordance with the provisions hereof.

(d) Discharge any taxes, liens, security interests or other encumbrances levied or placed on the Collateral or pay for the maintenance and preservation of the Collateral; the amount of such payments, plus any and all fees, costs and expenses of the Pledgee (including reasonable attorneys’ fees and disbursements) in connection therewith shall be added to the Secured Obligations secured hereby.

9. Event of Default; Remedies. Upon the occurrence and continuance of an Event of Default:

(a) In addition to all the rights and remedies of a secured party under applicable law, the Pledgee shall have the right, and without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Collateral, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Collateral or any part thereof in one or more parcels at public or private sale or sales at any stock exchange or broker’s board or at any of the Pledgee’s offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Collateral shall be required to purchase any securities constituting the Collateral solely for investment and without any intention to make a distribution thereof) as the Pledgee in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the

4

market value of the Collateral during the period held. The Pledgee agrees that if notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Pledgor, postage prepaid, at least ten (10) days before any such disposition, to the address indicated in Section 13(c) below. Any disposition of the Collateral or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Pledgee to purchase all or any part of the Collateral so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Pledgor, which right or equity is, to the extent permitted by applicable law, hereby expressly waived and released by the Pledgor.

(b) All of the Pledgee’s rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Pledgee may deem expedient.

(c) The Pledgee may elect to obtain (at the Pledgor’s expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. The Pledgee, in its sole discretion, may elect to sell on such credit terms which it deems reasonable. The sale of any of the Collateral on credit terms shall not relieve the Pledgor of its liability under any Loan Document until the Secured Obligations have been paid in full. All payments received by the Pledgee in respect of a sale of Collateral shall be applied to the Secured Obligations in the manner provided in Section 10 of this Agreement, as and when such payments are received.

(d) The Pledgor recognizes that the Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in any applicable securities law, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view for the distribution or resale thereof. The Pledgor agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that the Pledgee has no obligation to delay the sale of any Collateral for the period of time necessary to permit the registration of the Collateral for public sale under the Securities Act of 1933, as amended. The Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e) If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial disposition of the Collateral, the Pledgor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure such sale or other disposition of the Collateral as the Pledgee may reasonably deem necessary pursuant to the terms of this Agreement.

(f) Upon any sale or other disposition, the Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold or disposed of. Each purchaser at any such sale or other disposition (including the Pledgee) shall hold the Collateral free from any claim or right of the Pledgor of whatever kind, including any equity or right of redemption of the Pledgor. The Pledgor specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

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(g) The Pledgee shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it. The Pledgee may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon five (5) days’ prior notice to the Pledgor, hold such sale at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral, on credit or future delivery, the Collateral so sold may be retained by the Pledgee until the selling price is paid by the purchaser thereof, but the Pledgee and the Lenders shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold and, in case of any such failure, such property may again be sold as herein provided.

10. Disposition of Proceeds.

(a) The proceeds of any sale or disposition of all or any part of the Collateral shall be applied by the Pledgee in the following order:

(i) to the payment in full of the costs and expenses of such sale or sales, collections, and the protection, declaration and enforcement of any security interest granted hereunder including the reasonable compensation of the Pledgee’s agents and attorneys;

(ii) to the payment of the Secured Obligations; and

(iii) to the payment to the Pledgor of any surplus then remaining from such proceeds, subject to the rights of any holder of a lien on the Collateral of which the Pledgee has actual notice.

(b) In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to cover the principal of, and premium, if any, and interest on, the Secured Obligations secured thereby plus costs and expenses of the sale or other disposition, the Pledgor shall remain liable for any deficiency.

11. Termination. This Agreement shall continue in full force and effect until all of the Secured Obligations (other than unmatured or contingent obligations related to indemnification obligations for which no written request has been made) shall have been paid in full in cash and satisfied, and the Credit Agreement shall have been terminated. Subject to any sale or other disposition by the Pledgee of the Collateral or any part thereof pursuant to this Agreement, the Collateral shall be returned to the Pledgor upon full payment, satisfaction and termination of all of the Secured Obligations (other than unmatured or contingent obligations related to indemnification obligations for which no written request has been made).

12. Expenses of the Pledgee. The Pledgor agrees to indemnify the Pledgor for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Pledgee in connection with the perfection and continuation of the security interest granted hereunder and any actual or attempted sale or exchange of, or any enforcement, collection, compromise or settlement respecting, the Collateral, or any other action taken by the Pledgee hereunder whether directly or as attorney-in-fact pursuant to a power of attorney or other authorization herein conferred, for the purpose of satisfaction of the liability of the Pledgor for failure to pay the Secured Obligations or as additional amounts owing by the Pledgor to cover the Pledgee’s costs of acting against the Collateral, and the Pledgee may apply the Collateral to payment of or reimbursement of itself for such liability.

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13. General Provisions.

(a) All capitalized terms used in this Pledge Agreement and not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

(b) The Pledgee and its assigns shall have no obligation in respect of the Collateral, except to use reasonable care in holding the Collateral and to hold and dispose of the same in accordance with the terms of this Agreement.

(c) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or, in the case of telecopy notice, when acknowledged as received, if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(i)	if to the Pledgee, at

JPMorgan Chase Bank, N.A., as Administrative Agent
395 North Service Road
Melville, New York 11747
	Attention:	Relationship Manager for Medical Action Industries Inc.
	Telecopy:	(631) 755-5184

(ii)	if to Pledgor, at

Attention:
Telecopy:

(iii)  As to each party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 13(c).

(d) No failure on the part of the Pledgee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or future exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law or any other agreement. The representations, covenants and agreements of the Pledgor herein contained shall survive the date hereof. Neither this Agreement nor the provisions hereof can be changed, waived or terminated orally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns except that the Pledgor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

SECTION 14. APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND

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GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR AGREES NOT TO (I) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY FEDERAL OR STATE COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (II) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE PLEDGOR AND THE PLEDGEE EACH IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

[PLEDGOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A

Pledged Company:

Jurisdiction of Formation:

Membership Interests owned by Pledgor

[Class:]

Number of Membership Interests:

[Certificate no.]

Percentage of issued and outstanding Membership Interests:

Pledged Company:

Jurisdiction of Incorporation:

Shares owned by Pledgor

Class:

Number of Shares:

Certificate no.

Percentage of issued and outstanding Shares:

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

[Attached]

Borrowing Base Certificate

Medical Action Industries Inc.

Borrowing Base Calculation as of ( )

	Borrowing Base
	Total Gross Accounts Receivable per aging		$0
	Total Ineligibles (see calculation)		0

	Total Eligible A/R’s		$0
	Advance Rate		85%
(1)	Available A/R Collateral		$0
	Gross Inventory Per Perpetual		$0
	Inventory in Transit		0

	Gross Inventory		$0
	Total Ineligibles		0
	Total Eligible Inventory		$0
	Advance Rate (a)		60%
(2)	Available Inventory Collateral (2)		$0
	Appraised value of Mortgage Collateral		$0
	Advance Rate		75.0%
(3)	Available Mortgage Collateral (3)		$0
	Appraised Value of Equipment collateral		$0
	Advance Rate		75.0%
(4)	Available Equipment Collateral (4)		$0
	Total Available Collateral (1+2+3+4)		$0
	Plus: Over Advance (see calculation) (c)		$0

	Total Borrowing Base		$0
	- R/C Outstandings (including Letters of Credit and Swingline Loans)		$0
	- Term Loan Outstandings		$51,000

	Total Outstandings		$51,000

	Net Borrowing Availability	-$	51,000

Ineligible A/R Calculation:
A/R > 90 days	0
Cross-Aging @ 50%	0
Aged Credits	0
Foreign A/R’s	0
Government	0
Contras	0
COD & Cash Sales	0
Chargebacks < 90 PID	0
GL Trade Rebates Accrual	0
GL Misc Trade Rebates Accrual	0
GL Contra Rebates Receivable Accrual	0
GL Distributor Fee Accrual	0

Total A/R Ineligibles	0

Ineligible Inventory Calculation:
Work In Process	0
In-Transit Inventory (not paid for and/or backed by an LC)	0
Inventory Located Offsite (b)	0
Returns	0
Packaging Supplies	0
Samples	0
Excess/Slow Moving	0
Unreconciled perpetual to G/L Variance	0

Total Ineligible Inventory	0

Permitted Over Advance Calculation:
R/C Commitment	$25,000
Term Loan Outstandings	$51,000

Total R/C & Term Loan Commitments	$76,000
Total Available Collateral	$0

Collateral Excess/(Shortfall)	($76,000)

Pursuant to, and in accordance with, the terms and provisions of that certain Second Amended and Restated Credit Agreement dated as of June [    ], 2012 (as it may be amended or modified from time to time, the “Agreement”) among Medical Action Industries Inc. (the “Company”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the Company is executing and delivering to the Administrative Agent this Borrowing Base Certificate accompanied by supporting data (collectively referred to as the “Certificate”). The Company represents and warrants to the Administrative Agent that this Certificate is true and correct in all material respects, and is based on information contained in Company’s own financial accounting records. The Company, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and certifies on this     day of             , 201    , that the Company is in compliance with the Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.

Company Name: Medical Action Industries Inc.	Authorized Signatory:

(a)	Subject to adjustment upon receipt of final inventory appraisal.
(b)	Inventory could become eligible with receipt of landlord waivers and other determined by counsel
(c)	reduces with scheduled quarterly term loan payments

Amortization Schedule

For the Quarter Ended	Over Advance	Beginning TL Balance	Amortization	Ending TTL Balance	Over Advance*
Closing		$51,000	0	$51,000	$18,796
9/30/2012		$51,000	$1,000	$50,000	$17,796
12/31/2012		$50,000	$1,000	$49,000	$16,796
3/31/2013		$49,000	$1,000	$48,000	$15,796
6/30/2013		$48,000	$2,000	$46,000	$13,796
9/30/2013		$46,000	$2,000	$44,000	$11,796
12/31/2013		$44,000	$2,250	$41,750	$9,546
3/31/2014		$41,750	$2,250	$39,500	$7,296
6/30/2014		$39,500	$39,500	$0	$0

*	Over Advance amount to be reduced by prepayments.

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Action Industries Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.09 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	,20[ ]

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Action Industries Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.09 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	,20[ ]

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Action Industries Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.09 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	20[ ]

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 7, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medical Action Industries Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 3.09 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:	,20[ ]

1